Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

MB MINERALS, L.P.

BARRY K. CLARK,

MICHAEL F. DIGNAM, JR.,

THOMAS A. MEDARY,

and

WAYNE A. PSENCIK

as Sellers,

MB MINERALS, L.P.,

as Sellers’ Representative

and

KIMBELL ROYALTY PARTNERS, LP

and

KIMBELL ROYALTY OPERATING, LLC

as Buyer

Dated as of April 11, 2023

i

5.4	Capitalization	49
5.5	No Integration	51
5.6	No Stabilization	51
5.7	Litigation	51
5.8	Financial Statements	51
5.9	Independent Registered Public Accounting Firm	52
5.10	Controls and Procedures; Listing	52
5.11	Contracts	52
5.12	Absence of Certain Changes	52
5.13	Taxes	53
5.14	Environmental Matters	53
5.15	Form S-3 Eligibility	54
5.16	Brokers’ Fees	54
5.17	Funds	54
5.18	Distribution Restrictions	54
5.19	Exemptions from Securities Laws	54
5.20	Sarbanes-Oxley	55
5.21	Investment Company Status	55
5.22	BUYER’S INDEPENDENT INVESTIGATION; DISCLAIMER	55

Article 6 Covenants		56
6.1	Conduct of Sellers’ Business	56
6.2	Conduct of Buyer’s Business	57
6.3	Access; Confidentiality	59
6.4	Books and Records	59
6.5	Further Assurances	60
6.6	Publicity	60
6.7	Fees and Expenses; Transfer Taxes	60
6.8	Taxes	61
6.9	Confidentiality	63
6.10	Notices to Escrow Agent and Transfer Agent	64
6.11	[Reserved]	64
6.12	No Shop	64
6.13	Lock-Up	65
6.14	Additional Listing Application	65

Article 7 Conditions to Closing		65
7.1	Conditions to Obligations of Buyer to Closing	65
7.2	Conditions to the Obligations of the Sellers to Closing	66

Article 8 Termination		67
8.1	Termination	67
8.2	Effect of Termination	68
8.3	Remedies for Termination	69

Article 9 Indemnification		70
9.1	Survival of Representations, Warranties and Covenants	70
9.2	Indemnification in Favor of Buyer	70
9.3	Indemnification Obligations of Buyer	71
9.4	Indemnification Procedure	72
9.5	Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow	74
9.6	Limits of Liability	74
9.7	Sole and Exclusive Remedy	75
9.8	Compliance with Express Negligence Rule	75
9.9	Insurance Proceeds	75
9.10	Tax Treatment of Indemnity Payments	76
9.11	Damages Waiver	76

Article 10 OTHER PROVISIONS		76
10.1	Notices	76
10.2	Assignment	77
10.3	Rights of Third Parties	77
10.4	Counterparts	78
10.5	Entire Agreement	78
10.6	Disclosure Schedules	78
10.7	Amendments	78
10.8	Severability	78
10.9	Specific Performance	78
10.10	Governing Law; Jurisdiction	79
10.11	No Recourse	79
10.12	Legal Representation	80
10.13	Sellers’ Representative	80

List of Exhibits:

Exhibit A	Allocation of Unadjusted Purchase Price
Exhibit B-1 Exhibit B-2 Exhibit B-3 Exhibit B-4	Mineral Fee Interests Additional Royalty Interest Units Potential Units
Exhibit C	Form of Asset Assignments
Exhibit D	Form of Seller Officer’s Certificate
Exhibit E	Form of Buyer Officer’s Certificate
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Joinder to Exchange Agreement
Exhibit H Exhibit I	Form of Adoption Agreement Form of Spousal Consent

Schedules:

Schedule 1.1	Beneficial Title
Schedule 1.1(b)	Excluded Interests
Schedule 2.4(b)	Notification Persons
Schedule 2.10(a)	Buyer Entitlements
Schedule 3.3	Seller Conflicts
Schedule 4.1	Litigation
Schedule 4.2(a)	Asset Statements
Schedule 4.4(a)	Seller Material Contracts
Schedule 4.8	Consents and Preferential Rights
Schedule 5.3	Buyer Conflicts
Schedule 5.4(b)	Buyer Subsidiaries
Schedule 5.7	Buyer Litigation
Schedule 5.12(b)	Certain Buyer Changes
Schedule 5.18	Distribution Restrictions
Schedule 6.1	Conduct of Seller’s Business
Schedule 6.2	Conduct of Buyer’s Business
Schedule 8.3(b)	Termination Amount
Schedule 9.2(a)(v)	Specified Liabilities

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of April 11, 2023 (the “Execution Date”), is among MB Minerals, L.P., a Delaware limited partnership (“MB Minerals”), Barry K. Clark (“Mr. Clark”), Michael F. Dignam Jr. (“Mr. Dignam”), Thomas A. Medary (“Mr. Medary”), Wayne A. Psencik (“Mr. Psencik” and, together with MB Minerals, Mr. Clark, Mr. Dignam and Mr. Medary, the “Sellers” and each a “Seller”), MB Minerals, in its capacity as the representative, agent and attorney-in-fact of the Sellers (the “Sellers Representative”), Kimbell Royalty Partners, LP, a Delaware limited partnership (“KRP”), and Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco” and, together with KRP, “Buyer”). Each of the Sellers, KRP and Opco are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Sellers own certain rights, title and interests in and to certain mineral interests, mineral classified lands, surface interests, real property interests, overriding royalty interests, royalty interests and non-participating royalty interests in oil, gas and other hydrocarbons underlying certain lands located in Howard and Borden Counties, Texas; and

WHEREAS, Opco desires to acquire from the Sellers, and the Sellers desire to sell and transfer to Opco, on and subject to the terms and conditions of this Agreement, the Acquired Assets (as defined below).

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
Definitions and Rules of Construction

1.1            Definitions. Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meaning ascribed to them elsewhere in this Agreement. As used herein, the following terms shall have the following meanings:

“Acquired Assets” means (i) 100% of MB Mineral’s, Mr. Clark’s and Mr. Dignam’s and (ii) an undivided 50% of Mr. Medary’s and Mr. Psencik’s right, title and interest in, to and under the following, without duplication, except, in each case, to the extent constituting Excluded Assets:

(a)            all of the oil, gas and other fee mineral interests and all fee surface interests, including fee interests in mineral classified lands subject to §52.171-52.190 Tex. Nat. Res. Code, and any other rights or interests in the oil, gas and/or other minerals, including production payments, executive rights, bonus, rentals, rights of ingress and egress, oil, gas and mineral leases, in, on, under or which may be produced from lands located in Howard and Borden Counties, Texas, including the lands described on, or lands described in the instruments described on, Exhibit B-1, (save and except any Additional Royalty Interest, each such interest may be referred to as a “Mineral Fee Interest”, and collectively, as the “Mineral Fee Interests”);

(b)            all of the royalty interests, overriding royalty interests, non-participating royalty interests, interests in production payments and other in, on, under or which may be produced from lands located in Howard and Borden Counties, Texas, including the lands described on, or conveyed pursuant to the instruments described on, Exhibit B-2 (each such interest may be referred to individually as an “Additional Royalty Interest”, and collectively, as the “Additional Royalty Interest”);

(c)            without limitation of subsections (a) and (b) of this Section 1.1, all pooled, communitized, or unitized acreage which includes all or part of any Mineral Fee Interests and/or Additional Royalty Interests, and all tenements, hereditaments, and appurtenances belonging thereto (the “Units”, together with the Potential Units, Mineral Fee Interests and the Additional Royalty Interests, the “Oil and Gas Assets” or individually as an “Oil and Gas Asset”);

(d)            all Hydrocarbons produced from or attributable to the Oil and Gas Assets to the extent attributable to time periods from and after the Effective Time;

(e)            all trade credits, all accounts, receivables and other proceeds, revenues or other benefits attributable to production from or the ownership of the Oil and Gas Assets attributable to periods from and after the Effective Time;

(f)            all executive rights, including the right to execute leases, and any other right or interest in the mineral estate acquired, to the extent such executive rights are applicable to the Mineral Fee Interests;

(g)            to the extent transferable (with consent, if applicable), all Contracts by which any of the Oil and Gas Assets are bound or to which they are subject, or that relate to or are otherwise applicable to the Oil and Gas Assets;

(h)            to the extent relating to the other Acquired Assets and to the extent transferable (with consents if applicable), all rights and interests of the Sellers relating to existing claims and causes of action that may be asserted against a Third Party to the extent such rights and claims arise from any of the Assumed Liabilities; and

(i)            the Records; provided, however, that the Sellers may retain copies of such Records.

“Additional Listing Application” is defined in Section 6.14.

“Adjusted Cash Purchase Price” is defined in Section 2.2(c).

“Adoption Agreement” is defined in Section 2.5(a)(vii).

“Affiliate” means, (a) with respect to any entity of any kind (other than a natural person), any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person through one or more intermediaries or otherwise and (b) with respect to a natural person, that natural person’s (i) lineal descendants (naturally or by adoption) of the parents of such Person, (ii) lineal ascendants of such Person, (iii) spouses of any of the foregoing, (iv) trusts for the benefit of any of the foregoing or (v) any corporation, limited liability company, partnership or other entity that is controlled by one or more of the foregoing or of which the foregoing (alone or in the aggregate) owns more than 25% of the equity interest. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, the term “Affiliate” when used with respect to MB Minerals expressly excludes each of (a) EnCap Investments, and each of their respective Affiliates (including, without limitation, their various portfolio companies), other than MB Minerals, or any of MB Mineral’s direct subsidiaries, and (b) each of the officers, directors, managers and direct and indirect equity holders in each of the entities identified in the immediately preceding clause (a).

“Agreement” is defined in the preamble to this Agreement.

“Allocated Value” means, with respect to a Unit or Potential Unit, the portion of the Unadjusted Purchase Price attributable to such Unit or Potential Unit as set forth on Exhibit B-3 or Exhibit B-4, as applicable.

“Allocation” is defined in Section 2.9(a).

“Assessment” is defined in Section 6.3(a).

“Asset Assignments” is defined in Section 2.5(a)(i).

“Asset Statements” is defined in Section 4.2(a).

“Asset Taxes” means production, severance, sales, use, ad valorem, property, excise, real estate, personal property or similar Taxes based upon the acquisition, operation or ownership of the Acquired Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding Income Taxes and Transfer Taxes.

“Assumed Liabilities” means, other than the Retained Liabilities, all liabilities of every kind and character of the Sellers with respect to the Acquired Assets or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time, regardless of whether such obligations or conditions or events giving rise to such obligations arose, occurred or accrued before or after the Effective Time.

“Base of the Wolfcamp A” means the stratigraphic equivalent of 7,630 feet measured depth as recorded in the Howard Co SELF Type Log run in the Texas Pacific Coal and Oil Co. #1 Boyles well (API 42-227-03652) located 660’ FNL & 660’ FEL of Section 15, BLK 32, T-2-N or at coordinates X= 772910 Y= 308919 (NAD27) in Howard County, Texas.

“Bracewell” is defined in Section 10.12.

“Burdens” means royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production of Hydrocarbons.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” is defined in the preamble to this Agreement and, for the avoidance of doubt, means KRP and Opco collectively.

“Buyer Assets” means the assets, rights and interests owned by Buyer, but excluding the Acquired Assets.

“Buyer Cap” means, with respect to claims for indemnification initiated (a) prior to the First Stepdown Date, an amount equal to ten percent (10%) of the Unadjusted Purchase Price, (b) on or after the First Stepdown Date and prior to the Second Stepdown Date, an amount equal to the lower of (i) five percent (5%) of the Unadjusted Purchase Price and (ii) the difference between an amount equal to ten percent (10%) of the Unadjusted Purchase Price and the aggregate amount, if any, which any Seller Indemnified Party has claimed pursuant to Article 9 (to the extent such claims, if any, remain unresolved) and (c) thereafter, solely with respect to claims described in clause (b)(ii) of this definition, the aggregate amount, if any, which any Seller Indemnified Party claimed as described in clause (b)(ii) pursuant to Article 9 (to the extent such claims, if any, remain unresolved).

“Buyer Credit Agreement” is defined in Section 5.18.

“Buyer Entitlements” is defined in Section 2.10(a).

“Buyer Financial Statements” is defined in Section 5.8.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 5.1, 5.2, 5.4, 5.13 and 5.16.

“Buyer Indemnified Parties” is defined in Section 9.2(a).

“Buyer Losses” is defined in Section 9.2(c).

“Buyer Material Adverse Effect” means, with respect to Buyer, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of Buyer and its subsidiaries taken as a whole or (ii) the performance of Buyer’s obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which Buyer and its subsidiaries operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters, pandemics (including COVID-19) or other acts of God, other than any such effects that involve the physical destruction of the oil and gas properties of Buyer and its subsidiaries; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, actions taken or omitted to be taken at the explicit request of the Sellers’ Representative or with the written consent of the Sellers’ Representative, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Section 5.3); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Buyer Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any well associated with the oil and gas properties of Buyer and its subsidiaries; or (i) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and disproportionately affects Buyer and its subsidiaries relative to other participants in the industries in which Buyer and its subsidiaries participate.

“Buyer Obligations” is defined in Section 2.10(a).

“Cash Escrow Account” means the escrow account created pursuant to the Cash Escrow Agreement with respect to the Cash Escrow Amount.

“Cash Escrow Agreement” means that certain Escrow Agreement, dated as of the Execution Date, by and among Buyer, the Sellers’ Representative and the Escrow Agent.

“Cash Escrow Amount” is defined in Section 2.7(a).

“Cash Purchase Price Adjustment” is defined in Section 2.2(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Class B Contribution Amount” means the product of (i) five (5) cents times (ii) the number of Class B Units to be issued to the Sellers pursuant to Section 2.1.

“Class B Units” means Class B units representing limited partner interests in KRP.

“Closing” is defined in Section 2.6.

“Closing Date” is defined in Section 2.6.

“Closing Statement” is defined in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” is defined in Section 5.8.

“Common Units” means common units representing limited partner interests in KRP of the same class of common limited partner interests as is currently outstanding as of the Execution Date, with all rights, privileges and preferences applicable to such class. For the avoidance of doubt, “Common Units” excludes Class B Units.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of January 20, 2023, by and among Kimbell Royalty Group and MB Minerals, L.P..

“Consents” is defined in Section 2.4(b)(i).

“Constituents of Concern” means any material, substance, pollutant or waste (whether solid, liquid or gaseous) as it is defined, listed or designated as a hazardous substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent or combination of any such material, substance, pollutant or waste, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which is regulated by any applicable Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Contract” means any legally binding oral or written agreement, arrangement, understanding, commitment or contract, except for Leases or any other instruments creating or evidencing an interest in the Acquired Assets.

“Contract Legend” means the following restrictive legend to be placed on the Indemnity Escrow Units.

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 2.8 OF THE PURCHASE AND SALE AGREEMENT DATED AS OF APRIL 11, 2023, AS AMENDED FROM TIME TO TIME, BY AND AMONG KIMBELL ROYALTY PARTNERS, LP, KIMBELL ROYALTY OPERATING, LLC AND THE OTHER PARTIES THERETO, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

“Contribution” is defined in Section 2.9(b).

“Curable Property” is defined in Section 2.4(d)(i)(B).

“Cure Period” is defined in Section 2.4(d)(i)(B).

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with or other actions by Governmental Authorities or any other Person in connection with the sale, disposition, transfer or conveyance of any Oil and Gas Assets, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such interests in leases.

“Defensible Title” means such right, title and interest of the Sellers in and to the applicable Oil and Gas Assets, in each case, to the extent covering Lands included in the applicable Units identified on Exhibit B-3 or the Potential Units identified on Exhibit B-4 (as applicable) and that is of record as of the Title Claim Date and the Closing Date or title evidenced by legally enforceable unrecorded instruments or any Contract or Lease listed on Schedule 1.1 that would be successfully defended if challenged and which, subject to the Permitted Encumbrances:

(a) with respect to the Lands included within a given Unit identified on Exhibit B-3 and solely with respect to the Target Interval (except as otherwise expressly set forth on Exhibit B-3 with respect to such Unit or on Exhibit B-1 or Exhibit B-2 with respect to the applicable Mineral Fee Interests and Additional Royalty Interests covering Lands included in such Unit), entitles the Sellers (and would entitle Buyer as successor in interest to the Sellers upon Closing) to ownership of not less than the Net Royalty Acres set forth for such Unit on Exhibit B-3, which Net Royalty Acres are derived from the Mineral Fee Interests and Additional Royalty Interests, except (A) for decreases resulting from the amendment from and after the Execution Date of pools or units, (B) for, with respect to any Leased Additional Royalty Interests, any changes in Net Royalty Acres resulting from any post-Execution Date amendment to, or expiration of, the applicable oil, gas and/or other Hydrocarbon lease burdening such Leased Additional Royalty Interest and (C) for, with respect to any Unleased Mineral Fee Interest or Unleased Additional Royalty Interest, any changes in Net Royalty Acres resulting from an Unleased Mineral Fee Interest or Unleased Additional Royalty Interest becoming subject to an oil, gas and/or other Hydrocarbon lease after the Execution Date; provided, however, that the exceptions in subclause (A), (B) and (C) above shall not apply to any amendment, oil, gas and/or other Hydrocarbon lease or other agreement or instrument (i) to which any Seller (or its respective Affiliates) is a party or signatory to and (ii) that has not been approved by Buyer in writing prior to the execution thereof;

(b) with respect to the Lands included within a given Potential Unit identified on Exhibit B-4 and solely with respect to the Target Interval (except as otherwise expressly set forth on Exhibit B-4 with respect to such Potential Unit or on Exhibit B-1 or Exhibit B-2 with respect to the applicable Mineral Fee Interests and Additional Royalty Interests covering Lands included in such Potential Unit), entitles the Sellers (and would entitle Buyer as successor in interest to the Sellers upon Closing) to ownership of not less than the Net Royalty Acres set forth for such Potential Unit on Exhibit B-4, which Net Royalty Acres are derived from the Mineral Fee Interests and Additional Royalty Interests, except (A) for decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (B) for, with respect to any Leased Additional Royalty Interests, any changes in Net Royalty Acres resulting from any post-Execution Date amendment to, or expiration of, the applicable oil, gas and/or other Hydrocarbon lease burdening such Leased Additional Royalty Interest and (C) for, with respect to any Unleased Mineral Fee Interest or Unleased Additional Royalty Interest, any changes in Net Royalty Acres resulting from an Unleased Mineral Fee Interest or Unleased Additional Royalty Interest becoming subject to an oil, gas and/or other Hydrocarbon lease after the Execution Date; provided, however, that the exceptions in subclause (A), (B) and (C) above shall not apply to any amendment, oil, gas and/or other Hydrocarbon lease or other agreement or instrument (i) to which any Seller (or its respective Affiliates) is a party or signatory to and (ii) that has not been approved by Buyer in writing prior to the execution thereof; and

(c) is free of Liens.

“Disclosure Schedules” means the disclosure schedules of the Buyers and the Sellers attached hereto.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Dollars” and “$” mean the lawful currency of the United States.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Due Diligence Information” is defined in Section 5.22(b).

“Effective Time” means 12:01 a.m., Central time, on April 1, 2023.

“EnCap Investments” means EnCap Investments L.P.

“Environment” means ambient and indoor air, surface water, ground water, land surface or subsurface strata and biological and natural resources.

“Environmental Laws” means all applicable Laws of any Governmental Authority enacted and in effect on or prior to the Effective Time relating to the protection of the Environment or otherwise relating to the emission, discharge, release or threatened release of Constituents of Concern to the Environment or impacts of such emission, discharge or release on human health or the Environment, including such Laws regarding the release or disposal of hazardous materials, hazardous substances or waste materials, including, without limitation, the OPA90, CERCLA, the federal Resource Conservation and Recovery Act, the federal Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act (49 USC § 5101 et seq.) and the legally-binding federal, state and local rules, regulations, ordinances, orders and governmental directives implementing such statutes.

“Escrow Agent” means BOKF, N.A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Exchange Agreement, dated as of September 23, 2018 (as the same may be amended or supplemented from time), by and among KRP, Kimbell Royalty GP, LLC, a Delaware limited liability company, Opco and the other parties thereto from time to time.

“Excluded Assets” means, without duplication: (a) except to the extent relating to an Assumed Liability for which Buyer is indemnifying a Seller hereunder, all credits and refunds and all accounts, instruments and general intangibles attributable to the Acquired Assets with respect to any period of time prior to the Effective Time; (b) all claims of a Seller or any of its Affiliates for refunds of Seller Taxes; (c) except to the extent relating to an Assumed Liability for which Buyer is indemnifying a Seller hereunder all proceeds, income or revenues attributable to (i) the Acquired Assets for any period prior to the Effective Time, or (ii) any other Excluded Assets; (d) except to the extent a Seller receives an upward adjustment at Closing pursuant to Section 2.2(a)(i), all Hydrocarbons (and the proceeds associated therewith) produced from the Acquired Assets prior to the Effective Time; (e) all Records of a Seller that are subject to the attorney/client or attorney work product privilege in favor of a Seller or its Affiliates or to confidentiality agreements (other than title opinions, lease files, title files, runsheets, or mineral ownership reports relating to the Oil and Gas Assets); (f) except as otherwise provided herein to the extent relating to an Assumed Liability for which Buyer is indemnifying a Seller hereunder, all fees, rentals, proceeds, payments, revenues, rights, and economic benefits of every kind and character (and all security or other deposits made) payable to a Seller as the owner of the Acquired Assets that are attributable to the period prior to the Effective Time; (g) all exchange traded futures Contracts and over-the-counter derivative Contracts of a Seller as to which such Seller has an open position as of the Effective Time; (h) records relating to the offer, negotiation or consummation of the sale of the Acquired Assets; (i) except to the extent of any Assumed Liability for which Buyer is obligated to indemnify a Seller pursuant to this Agreement, any other right or interest of such Seller, including claims against Third Parties, to the extent related to the ownership of the Acquired Assets prior to the Effective Time; (j) all corporate, partnership, financial, and Income Tax records that relate to a Seller or its Affiliates’ businesses (whether or not related to the Acquired Assets); (k) all internal corporate books, records and files that relate to the other Excluded Assets; and (l) other assets, contracts or rights which are described in Schedule 1.1(b).

“Execution Date” is defined in the preamble to this Agreement.

“Final Closing Statement” is defined in Section 2.8(b).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the applicable claim or applicable Buyer or a Seller (i.e., all allowable appeals have been exhausted by either party to the action), (b) a decision rendered by the arbitrator in accordance with Section 2.8 or (c) a closing agreement binding in respect of the claim has been executed by Buyer, on behalf of the Buyer Indemnified Parties, and Sellers’ Representative, on behalf of Seller Indemnified Parties, or, if applicable, an administrative settlement has been made with, or final administrative decision made by, the relevant Governmental Authority with respect to the applicable claim or matter.

“Final Settlement Date” is defined in Section 2.8(a).

“First Stepdown Date” means the date that is one hundred eighty (180) days after the Closing Date.

“Fraud” means a final determination by a court of competent jurisdiction that a Party, or its Affiliates, have committed actual, and not constructive fraud, against the other Party with respect to the statements and information contained in Article 3, Article 4 or Article 5, as applicable, or any certificate delivered by a Party pursuant to Section 2.5(a)(iv) or 2.5(b)(iv) with the specific intent to deceive and mislead such other Party.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, legislature, court, regulatory or administrative agency or arbitral body.

“Hedging Transaction” means any futures, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, related to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, interest rates, currencies or securities.

“Hydrocarbons” means oil, gas, casinghead gas, natural gas liquids, condensate, sulfur and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, together with all products extracted, separated or processed therefrom, and all other minerals produced in association with these substances.

“Income Taxes” means income, franchise, business and occupation, business license, commercial activity or similar Taxes based upon, measured by or calculated with respect to net income, profits, gross revenues or receipts (except for sales, transfer or similar Taxes based on gross receipts), capital or similar measures (including any such Taxes with multiple bases, if one of the aforementioned bases is among the bases on which such Tax is based, measured or calculated), but excluding Asset Taxes and Transfer Taxes.

“Indebtedness for Borrowed Money” means, with respect to any Person, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments; (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (e) payment obligations secured by Lien, other than a Permitted Encumbrance, on assets or properties of such Person; (f) obligations to repay deposits or other amounts advanced by and therefore owing to Third Parties; (g) obligations under capitalized leases; (h) obligations under any interest rate, currency, commodity or other hedging agreement or derivatives transaction, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above; and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness for Borrowed Money shall not include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course.

“Indemnified Party” is defined in Section 9.4(a).

“Indemnifying Party” is defined in Section 9.4(a).

“Indemnity Deductible” means an amount equal to one percent (1%) of the Unadjusted Purchase Price.

“Indemnity Escrow Units” means a number of Common Units, Opco Common Units and Class B Units equal to ten percent (10%) of the Unadjusted Purchase Price based on the Per Unit Value as of the Execution Date (as adjusted pursuant to Section 2.1(a)(i)(B) as applicable).

“Independent Accountant” is defined in Section 2.8(b).

“Independent Accountant’s Closing Statement” is defined in Section 2.8(b).

“IRS” means Internal Revenue Service of the United States.

“Joinder to Exchange Agreement” is defined in Section 2.5(a)(vi).

“Joint Instruction Letter” means written instructions that are jointly signed by Sellers’ Representative and Buyer, which instructions shall be in a form that complies with the requirements of the Escrow Agent or Transfer Agent, as applicable.

“Knowledge” means (a) as to Sellers, the actual knowledge of Philip Bell, Mr. Clark, Mr. Dignam, Mr. Medary and Mr. Psencik and (b) as to Buyer, the actual knowledge of Robert Ravnaas, Davis Ravnaas, Brett Taylor and Matt Daly, in each case without requirement of investigation or inquiry.

“Lands” means (i) with respect to any Mineral Fee Interest, the geographic area set forth on Exhibit B-1, or, if no such area is set forth on Exhibit B-1 for such Mineral Fee Interest, the geographic area described in the instrument set forth on Exhibit B-1 for such Mineral Fee Interest, and (ii) with respect to any Additional Royalty Interest, the geographic area set forth on Exhibit B-2, or, if no such area is set forth on Exhibit B-2 for such Additional Royalty Interest, the geographic area described in the instrument set forth on Exhibit B-2 for such Additional Royalty Interest.

“Law” means any applicable constitutional provision, statute, code, writ, law, rule, regulation, ordinance, principle of common law, Order, judgment, decision, holding, injunction, award, determination or decree of a Governmental Authority.

“Leased Additional Royalty Interest” means the Additional Royalty Interests identified on Exhibit B-2 as currently being subject to an oil, gas and/or other Hydrocarbon lease.

“Leased Mineral Fee Interest” means the Mineral Fee Interests identified on Exhibit B-1 as currently being subject to an oil, gas and/or other Hydrocarbon lease.

“Lien” means any lien, pledge, claim, charge, mortgage, security interest, option or other similar right of any Person with respect to the applicable property.

“Lock-Up Period” is defined in Section 6.13.

“Losses” is defined in Section 9.2(b).

“Mineral Acre” means, as computed separately with respect to the portion of each Mineral Fee Interest (i) to the extent included in a Unit identified on Exhibit B-3 or (ii) to the extent included in a Potential Unit identified on Exhibit B-4, in each case, (A) the number of gross acres of Lands covered or burdened by such Mineral Fee Interest (or portion thereof), multiplied by (B) Sellers’ undivided mineral fee interest (expressed as a percentage) in the Lands covered by such Mineral Fee Interest (or portion thereof); provided, however, if item (B) varies as to different areas of the Lands covered by such Mineral Fee Interest or the depths covered by such Mineral Fee Interest, a separate calculation shall be performed with respect to each such area or depth.

“Mineral Fee Interests” is defined in the definition of “Acquired Assets.”

“Net Royalty Acre” means:

(a)            with respect to a Leased Mineral Fee Interest (A) to the extent included in a Unit identified on Exhibit B-3 or (B) to the extent included in a Potential Unit identified on Exhibit B-4, in each case, as to the Target Interval (except as otherwise expressly set forth on Exhibit B-1 with respect to such Leased Mineral Fee Interest) and as computed separately with respect to each such Leased Mineral Fee Interest, (x) the Mineral Acres for such Leased Mineral Fee Interest covering Lands included in the applicable Unit and/or Potential Unit, as applicable, multiplied by (y) a decimal interest equal to (I) the lessor's royalty provided for in the applicable lease burdening such Mineral Fee Interest less (II) any other Burdens directly burdening such Leased Mineral Fee Interest, multiplied by (z) eight (8);

(b)            with respect to an Unleased Mineral Fee Interest (A) to the extent included in a Unit identified on Exhibit B-3 or (B) to the extent included in a Potential Unit identified on Exhibit B-4, in each case, as to the Target Interval (except as otherwise expressly set forth on Exhibit B-1 with respect to such Unleased Mineral Fee Interest) and as computed separately with respect to each such Unleased Mineral Fee Interest, (x) the Mineral Acres for such Unleased Mineral Fee Interest covering Lands included in the applicable Unit and/or Potential Unit, as applicable, multiplied by (y) a decimal interest equal to (I) an imputed lessor's royalty of twenty five percent (25%) less (II) any other Burdens directly burdening such Unleased Mineral Fee Interest (based upon an imputed lessor’s royalty of twenty-five percent (25%)), multiplied by (z) eight (8);

(c)            with respect to a Leased Additional Royalty Interest (A) to the extent included in a Unit identified on Exhibit B-3, or (B) to the extent included in a Potential Unit identified on Exhibit B-4, in each case, as to the Target Interval (except as otherwise expressly set forth on Exhibit B-2 with respect to such Leased Additional Royalty Interest) and as computed separately with respect to each such Leased Additional Royalty Interest, (x) the gross acres in the Lands included in the applicable Unit and/or Potential Unit, as applicable, that are encumbered by the Leased Additional Royalty Interest, multiplied by (y) the Royalty Rate for the Leased Additional Royalty Interest, multiplied by (z) eight (8); and

(d)            with respect to an Unleased Additional Royalty Interest (A) to the extent included in a Unit identified on Exhibit B-3, or (B) to the extent included in a Potential Unit identified on Exhibit B-4, in each case, as to the Target Interval (except as otherwise expressly set forth on Exhibit B-2 with respect to such Unleased Additional Royalty Interest) and as computed separately with respect to each such Unleased Additional Royalty Interest, (x) the gross acres in the Lands included in the applicable Unit and/or Potential Unit, as applicable, that are encumbered by the Unleased Additional Royalty Interest multiplied by (y) the Royalty Rate for the Unleased Additional Royalty Interest, multiplied by (z) eight (8).

“Non-Recourse Party” is defined in Section 10.11.

“Notice of Disagreement” is defined in Section 2.8(a).

“Notices” is defined in Section 10.1.

“Oil and Gas Assets” is defined in the definition of “Acquired Assets.”

“OPA90” means the Federal Oil Pollution Act of 1990.

“Opco” is defined in the preamble to this Agreement.

“Opco Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Opco, dated as of May 18, 2022.

“Opco Common Units” means common units representing limited liability company interests in Opco.

“Order” means any order, decision, holding, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any administrative law judge or arbitrator.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreements, limited liability company agreements, bylaws or similar formation or governing documents and instruments.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of KRP, dated as of May 18, 2022.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Patented Gross Acreage” means, for any Oil and Gas Asset the number of acres stipulated for such Oil and Gas Asset in the initial land surveys compiled by the applicable Governmental Authority in connection with the initial grant of fee interests to private landowners.

“Per Unit Value” means the arithmetic average of the daily VWAP of the Common Units for the fifteen (15) consecutive trading days immediately prior to payment of an amount of Indemnity Escrow Units hereunder.

“Permitted Encumbrances” means any of the following:

(a)            Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings by or on behalf of a Seller and for which adequate reserves have been established in accordance with GAAP;

(b)            any Customary Post-Closing Consents;

(c)            any consents from non-Governmental Authority Third Parties, which shall be exclusively governed in accordance with Section 2.4(b);

(d)            all defects or irregularities of title, if any, affecting the Oil and Gas Assets which (i) would be accepted by a reasonably prudent Person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests or (ii) does not reduce Sellers’ Net Royalty Acre ownership in any Oil and Gas Asset below that shown on Exhibit B-3 or Exhibit B-4, as applicable, for such Oil and Gas Asset;

(e)            the terms and conditions of any Contracts or Leases, to the extent such terms and conditions do not reduce Sellers’ Net Royalty Acre ownership in any Oil and Gas Asset below that shown on Exhibit B-3 or Exhibit B-4, as applicable, for such Oil and Gas Asset;

(f)            defects based solely on lack of information in a Seller’s files;

(g)            defects based on a gap in Sellers’ chain of title unless such gap is shown to exist after a review of the available public and/or county or parish records and the Records, by an abstract of title, title opinion or landman’s title chain (which documents or references thereto shall be included in any Title Defect Notice);

(h)            defects based solely upon the failure to record any overriding royalty interest in state Leases or federal leases included in the Oil and Gas Assets or any assignments of interests thereof in any applicable records of the applicable State or federal agency, unless such failure has or would result in a Third Party having a superior claim of title;

(i)            defects based solely on the failure to record overriding royalty interests in federal or state Leases, or any assignments thereof in the real property, conveyance or other records of the county in which such Lease is located unless such failure has or may reasonably result in a Third Party having a superior claim of title;

(j)            except to the extent related to any Seller, all defects or irregularities (i) arising out of lack of corporate authorization or an immaterial variation in corporate name, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship Proceedings, or (iv) resulting from lack of survey, unless a survey is expressly required by applicable Laws, or failure to record releases of Liens that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, in each case;

(k)            any Lien or encumbrance on or affecting the Oil and Gas Assets which is released or discharged by a Seller and no longer burdens the Oil and Gas Assets at or prior to Closing;

(l)            defects waived in writing by Buyer;

(m)            all Third Party royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce a Sellers’ Net Royalty Acre ownership in any Oil and Gas Asset below that shown on Exhibit B-3 or Exhibit B-4, as applicable, for such Oil and Gas Asset;

(n)            except for mineral classified lands any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction and other rights burdening the Oil and Gas Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging, operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Execution Date, insofar as such does not, individually or in the aggregate, reduce Sellers’ Net Royalty Acre ownership in any Oil and Gas Asset below that shown on Exhibit B-3 or Exhibit B-4, as applicable, for such Oil and Gas Asset;

(o)            rights of any common owner of any interest in any mineral interests or Leases as tenants in common or through common ownership, insofar as such right does not reduce Sellers’ Net Royalty Acre ownership in any Oil and Gas Asset below that shown on Exhibit B-3 or Exhibit B-4, as applicable, for such Oil and Gas Asset;

(p)            delay or failure of any Governmental Authority to approve the assignment of any mineral interest to a Seller or any predecessor in title to such Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(q)            lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Acquired Assets or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Acquired Assets or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, insofar as each does not, individually or in the aggregate, reduce Sellers’ Net Royalty Acre ownership in any Oil and Gas Asset below that shown on Exhibit B-3 or Exhibit B-4, as applicable, for such Oil and Gas Asset;

(r)            the terms and conditions of this Agreement and any agreement or instrument that is required to be executed or delivered hereunder;

(s)            as to any overriding royalty interests, Liens created under deeds of trust, mortgages and similar instruments by the lessor under a lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates or repudiates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Closing Date, initiated foreclosure or similar proceedings against the interest of lessor in such lease nor has a Seller received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(t)            lack of a division order covering any Acquired Asset (including portions of an Acquired Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit), insofar as such does not, individually or in the aggregate, reduce Sellers’ Net Royalty Acre ownership in any Oil and Gas Asset below that shown on Exhibit B-3 or Exhibit B-4, as applicable, for such Oil and Gas Asset ;

(u)            any defect or irregularity resulting from a Seller’s conduct of business in compliance with this Agreement;

(v)            any matters expressly shown on Exhibit B-1, Exhibit B-2, Exhibit B-3, or Exhibit B-4;

(w)            any matters shown on Schedule 4.1;

(x)            all rights reserved to or vested in any Governmental Authority by Law to control or regulate the Acquired Assets in any manner; and

(y)            any defects based on a deficiency in Patented Gross Acreage where the Net Royalty Acres set forth on Exhibit B-3 or Exhibit B-4, as applicable, for the applicable Oil and Gas Asset are represented based on Platted Gross Acreage.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Platted Gross Acreage” means, for any Oil and Gas Asset, the number of acres stipulated for such Oil and Gas Asset by the most recent land surveys compiled by the applicable current or former operator for such Oil and Gas Asset.

“Potential Unit” means, the Mineral Fee Interests and Additional Royalty Interests, in each case, to the extent such Mineral Fee Interests or Additional Royalty Interests are entitled to an allocation of Hydrocarbons produced and saved or sold, or attributable to the Lands described on Exhibit B-4 with respect to such Potential Unit.

“Preferential Rights” is defined in Section 2.4(b)(i).

“Privileged Communications” is defined in Section 10.12.

“Proceeding” means any civil, criminal, investigative, administrative or other action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, enforcement action, audit, demand or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Records” means all of the files, records and data (whether in hard copy or electronic format) of a Seller relating to the Acquired Assets, including lease files, reservoir and land files, well files, division order files, abstracts, property ownership and title files (including abstracts of title, title opinions and memoranda and title curative documents), engineering and/or production files, prospect files, contract files and records, maps, studies, plans, surveys and reports, check stubs, financial and accounting records, Asset Tax records and environmental records, in each case, other than (a) Privileged Communications and any other items that may be subject to a valid legal privilege with such Seller (other than title opinions) or to disclosure restrictions (provided that such Seller shall use commercially reasonable efforts to obtain a waiver of any such disclosure restrictions), (b) items that are not transferable without payment by such Seller of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), (c) items that relate solely to such Seller’s conduct of the sale process of the Acquired Assets (including all bid materials from potential purchasers and such Seller’s and its Affiliates’ analyses of, and notes regarding, such bid materials), (d) items relating to any Oil and Gas Asset that is transferred to such Seller or its designated Affiliate in accordance with Section 2.4 and (e) all e-mails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on such Seller’s or its Affiliates’ servers and networks relating to the foregoing items (clauses (a) through (e) of this definition are referred to as the “Excluded Records”).

“Registration Rights Agreement” is defined in Section 2.5(a)(v).

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors, insurers and insurance brokers, and any representatives of those advisors).

“Required Consent” means with respect to an Acquired Asset, a Consent that would be triggered by the consummation of the transactions contemplated by this Agreement and in which the applicable agreement, Lease or Contract expressly provides that the consummation of such transactions without such Consent will result in (a) termination of the owner’s existing rights in relation to such Acquired Asset, (b) the transfer being null and void as to such Acquired Asset (whether automatically or at the election of the holder thereof) or (c) the incurrence of liquidated damages in excess of fifty thousand Dollars ($50,000).

“Restrictive Legends” means the Contract Legend and the standard Securities Act legend applied to Opco Common Units, Class B Units or unregistered Common Units, as applicable.

“Retained Liabilities” means all liabilities and obligations of a Seller arising out of, incident to or in connection with the following: (a) any obligations or liabilities arising out of any Liens or indebtedness incurred by, associated with or otherwise burdening such Seller; (b) any obligations or liabilities arising out of any Liens incurred or created by, through or under such Seller or its Affiliates, burdening the Acquired Assets; (c) all obligations and liabilities of such Seller or any of its Affiliates, whether before or after the Effective Time, in respect of any assets of such Seller or of its Affiliates that are not Acquired Assets (including, for the avoidance of doubt, any assets that are excluded pursuant to the terms of any Asset Assignment); (d) any required reimbursements or adjustments to revenue attributable to the Acquired Assets received after the Effective Time based on overpayment prior to the Effective Time; provided that, from and after the date that is two (2) years following the Closing Date, all such liabilities and obligations arising out of this clause (d) shall no longer be Retained Liabilities and shall be deemed Assumed Liabilities; (e) except as otherwise provided for in this Agreement, any liabilities or obligations of such Seller arising from or incurred in connection with the negotiation, preparation or execution of this Agreement or the transactions this Agreement contemplates, including fees and expenses of such Seller’s counsel; (f) any obligations or liabilities for which such Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to this Agreement; (g) any obligations or liabilities arising out of the employment of employees or provision of any compensation or benefits therefor by such Seller or any of its Affiliate; (h) any obligations and liabilities arising from any Acquired Assets non-compliance, breach or violation of any Environmental Law; and (i) any obligations or liabilities regarding the costs of drilling, operating, or participating in drilling or development of Hydrocarbons accrued or attributable to time period prior to the Effective Time.

“Royalty Rate” means:

(a)            As used in the calculation of Net Royalty Acres for any Leased Additional Royalty Interest, the decimal interest in and to all (8/8ths) of the Hydrocarbons produced, saved and sold from the respective gross acres of the Lands encumbered by such Leased Additional Royalty Interest to which Sellers are entitled. If a Leased Additional Royalty Interest provides for a royalty based upon, or calculated from, the lessor’s royalty provided for in an oil, gas and/or Hydrocarbon lease, the Royalty Rate for such Leased Additional Royalty Interest shall be determined based upon the lessor’s royalty retained under the applicable lease; and

(b)            As used in the calculation of Net Royalty Acres for any Unleased Additional Royalty Interest, the decimal interest in and to all (8/8ths) of the Hydrocarbons produced, saved and sold from the respective gross acres of the Lands encumbered by such Unleased Additional Royalty Interest to which Sellers are entitled (or, if determined based upon the lessor’s royalty rate provided for in an oil, gas and/or Hydrocarbon lease encumbering the Lands covered by such Unleased Additional Royalty Interest to which Sellers would be entitled, then as determined by the following sentence). If an Unleased Additional Royalty Interest provides for a royalty based upon, or calculated from, the lessor’s royalty provided for in an oil, gas and/or Hydrocarbon lease encumbering the Lands covered by such Unleased Additional Royalty Interest, the Royalty Rate for such Unleased Additional Royalty Interest shall be determined based upon an imputed lessor’s royalty equal to twenty five percent (25%).

“Scheduled Closing Date” is defined in Section 2.6.

“SEC Documents” is defined in Section 5.8.

“Second Stepdown Date” means the one (1) year anniversary of the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” are defined in the preamble to this Agreement.

“Seller Cap” means, with respect to claims for indemnification initiated (a) prior to the First Stepdown Date, an amount equal to ten percent (10%) of the Unadjusted Purchase Price, (b) on or after the First Stepdown Date and prior to the Second Stepdown Date, an amount equal to the lower of (i) five percent (5%) of the Unadjusted Purchase Price and (ii) the difference between an amount equal to ten percent (10%) of the Unadjusted Purchase Price and the aggregate amount, if any, which any Buyer Indemnified Party has claimed pursuant to Article 9 (to the extent such claims, if any, remain unresolved) and (c) thereafter, solely with respect to claims described in clause (b)(ii) of this definition, the aggregate amount, if any, which any Buyer Indemnified Party claimed as described in clause (b)(ii) pursuant to Article 9 (to the extent such claims, if any, remain unresolved).

“Seller Entitlements” is defined in Section 2.10(a).

“Seller Fundamental Representations” means the representations and warranties of the Sellers set forth in Sections 3.1, 3.2, 3.5, 4.3 and 4.7.

“Seller Indemnified Parties” is defined in Section 9.3(a).

“Seller Losses” is defined in Section 9.3(b).

“Seller Material Adverse Effect” means, with respect to the Sellers or the Acquired Assets, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of such assets, or such Person or its assets, in each case taken as a whole, or (ii) the performance of the Sellers’ obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which the Acquired Assets operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters, pandemics (including COVID-19) or other acts of God, other than any such effects that involve the physical destruction of the Acquired Assets; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, the identity of Buyer as purchaser of the Acquired Assets under this Agreement, actions taken or omitted to be taken at the explicit request of Buyer or with the written consent of Buyer, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Sections 4.3 and 5.2); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Seller Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any Well associated with the Acquired Assets; or (i) natural declines in Well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clause (c), (d) or (e) above materially and disproportionately affects the Acquired Assets relative to other participants in the industries in which MB Minerals operates.

“Seller Material Contract” is defined in Section 4.4(a).

“Seller Obligations” is defined in Section 2.10(a).

“Seller Taxes” means with respect to each Seller (a) all Income Taxes imposed on each respective Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to each respective Seller pursuant to Section 6.8(a) (taking into account, and without duplication of, such Asset Taxes effectively borne by each respective Seller as a result of (1) the adjustments to the Unadjusted Cash Purchase Price made pursuant to Section 2.2 or Section 2.8, and (2) any payments made from one Party to the other in respect of Asset Taxes pursuant to the last sentence of Section 6.8(a)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, and (d) any other Taxes relating to the ownership or operation of the Acquired Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period, or the portion of any Straddle Period, ending prior to the Effective Time.

“Special Warranty of Title” is defined in Section 4.7, and as used herein shall mean the Special Warranty of Title in Section 4.7 and in the Asset Assignments.

“Straddle Period” means any tax period beginning before and ending after the Effective Time.

“Target Interval” means from the Top of the Upper Spraberry to the Base of the Wolfcamp A.

“Tax Returns” means any rendition, report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing provided to any Governmental Authority in connection with Taxes, including any schedules or attachments thereto and any amendment thereof.

“Taxes” means (a) all taxes, assessments, duties, fees, or other similar charges in the nature of tax imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, unclaimed property and escheat obligations, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, duties, fees or other similar charges in the nature of a tax imposed by a Governmental Authority, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation or conversion.

“Termination Amount” is defined in Schedule 8.3(b).

“Third Party” means any Person other than (a) a Seller or any of its Affiliates or (b) Buyer or any of its Affiliates.

“Third Party Acquisition” is defined in Section 6.12(c).

“Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any officer, director, member, partner, equityholder or employee of any such Indemnified Party or its Affiliates.

“Title Benefit” means any right, circumstance, or condition that entitles the Sellers (and Buyer as successor in interest to the Sellers) in the case of (A) any Unit listed on Exhibit B-3, to an aggregate amount of Net Royalty Acres in the Mineral Fee Interests and Additional Royalty Interests covering Lands included in the applicable Unit that is greater than the Net Royalty Acres shown for such Unit on Exhibit B-3, or (B) any Potential Unit listed on Exhibit B-4, to an aggregate amount of Net Royalty Acres in the Mineral Fee Interests or Additional Royalty Interests covering Lands included in the applicable Potential Unit that is greater than the Net Royalty Acres shown for such Potential Unit on Exhibit B-4.

“Title Benefit Value” is defined in Section 2.4(e)(i).

“Title Claim Date” is defined in Section 2.4(d)(i)(A).

“Title Consultant” is defined in Section 2.4(d)(ii)(C).

“Title Defect” means any lien, charge, encumbrance, obligation or other defect, except for the Permitted Encumbrances, that, in the case of (i) any Unit listed on Exhibit B-3, causes Sellers’ title to such Unit on Exhibit B-3 to be less than Defensible Title, or (ii) any Potential Unit listed on Exhibit B-4, causes Sellers’ title to such Potential Unit on Exhibit B-4 to be less than Defensible Title, in each case, as of the Closing Date.

“Title Defect Notice” is defined in Section 2.4(d)(i)(A).

“Title Defect Threshold” is defined in Section 2.4(d)(i)(D)(5).

“Title Defect Value” is defined in Section 2.4(d)(i)(D).

“Title Dispute” is defined in Section 2.4(d)(ii)(A).

“Title Dispute Notice” is defined in Section 2.4(d)(ii)(A).

“Top of the Upper Spraberry” means the stratigraphic equivalent of 5820 feet measured depth as recorded in the Howard Co SELF Type Log run in the Texas Pacific Coal and Oil #1 Boyles well (API 42-227-03652) located 660 FNL & 660 FEL of Section 15, BLK 32, T-2-N or at coordinates X= 772910 Y= 308919 (NAD27) in Howard County, Texas.

“Transaction Documents” means the Registration Rights Agreement, the Cash Escrow Agreement, the Asset Assignments, the Joinder to Exchange Agreement, the Adoption Agreement and the other agreements, document, instruments and certificates to be delivered by any Party at the Closing, and any other agreements, documents, instruments and certificates to be delivered by any Party in connection with this Agreement or the Closing.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, or any successor transfer agent for KRP.

“Transfer Taxes” is defined in Section 6.7(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations will include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Unadjusted Cash Purchase Price” is defined in Section 2.2.

“Unadjusted Common Unit Consideration” is defined in Section 2.1(a)(i)(B).

“Unadjusted Purchase Price” is defined in Section 2.1(a)(i)(B).

“United States” means the United States of America.

“Unleased Additional Royalty Interest” means each Additional Royalty Interest identified on Exhibit B-2 that is not a Leased Additional Royalty Interest.

“Unleased Mineral Fee Interest” means each Mineral Fee Interest identified on Exhibit B-1 that is not a Leased Mineral Fee Interest.

“VWAP” per Common Unit on any trading day shall mean the per Common Unit volume-weighted average price as displayed on Bloomberg page “VWAP” (or its equivalent if such a page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or if such price is not available, “VWAP” shall mean the market value per Common Unit on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Sellers’ Representative for this purpose.

“Walk-Right Amounts” means the sum of the adjustments to the Unadjusted Purchase Price pursuant to Sections 2.4(b)(i), 2.4(b)(ii), 2.4(d)(i)(C) and 2.4(d)(ii)(B).

“Walk-Right Threshold” means an amount equal to twenty percent (20%) of the Unadjusted Purchase Price.

1.2            Rules of Construction.

(a)            All article, section and exhibit references used in this Agreement are to articles and sections of, and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All schedule references used in this Agreement are to the applicable Disclosure Schedules, unless otherwise specified.

(b)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)            The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)            The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)            All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

Article 2
Purchase and Sale; Closing; Escrow

2.1      Purchase and Sale of Acquired Assets; Assumption of Certain Liabilities.

(a)            Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement (including the Asset Assignments), at the Closing:

(i)            Each Seller shall sell, assign, transfer and convey to Opco (or its designee) its interest in the Acquired Assets, in each case free and clear of all Liens (other than Permitted Encumbrances), in exchange for

(A)            the payment to such Seller of the amount of cash set forth for such Seller on Exhibit A (the “Unadjusted Cash Purchase Price”);

(B)            the issuance by KRP or Opco, as applicable, to such Seller of such number of Common Units or Opco Common Units (in the case of Opco Common Units, together with an equal number of Class B Units) set forth for such Seller on Exhibit A (the “Unadjusted Common Unit Consideration”) (the Unadjusted Cash Purchase Price and the Unadjusted Common Unit Consideration, collectively, the “Unadjusted Purchase Price”); and

(C)            the agreement by Opco (or its designee) to assume and pay, perform and discharge (or cause to be paid, performed or discharged) the Assumed Liabilities, and Opco (or its designee) shall receive, acquire and accept such Acquired Assets; and

(ii)            immediately before the transactions in clause (i), KRP shall issue to Opco a number of Class B Units equal to the aggregate number of Class B Units to be transferred pursuant to clause (i)(B), in exchange for Opco’s payment to KRP of cash equal to the Class B Contribution Amount for all Class B Units issued pursuant to this Agreement, in each case subject to adjustment under Section 2.2(b) below.

(b)            Assumption of Certain Liabilities. In connection with the sale, assignment, transfer and conveyance of the Acquired Assets, at the Closing, Opco (or its designee) shall assume and agree to duly and timely pay, perform and discharge the Assumed Liabilities, to the full extent that the Sellers have been heretofore or would have been in the future, were it not for the execution and delivery of this Agreement, obligated to pay, perform and discharge any such Assumed Liability; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Assumed Liabilities shall not increase the obligation of Opco (or its designee) or any of its Affiliates with respect to the Assumed Liabilities beyond that of a Seller, waive any valid defense that was available to a Seller with respect to any Assumed Liabilities or enlarge the rights or remedies of any third party, if any, under any of the Assumed Liabilities. For the avoidance of doubt, neither Opco (or its designee) nor any of its Affiliates is hereby assuming, or shall be deemed to have assumed or otherwise bear any responsibility for, any other liability or obligation of a Seller other than the Assumed Liabilities, and any such other liability or obligation shall be retained by such Seller.

(c)            Sellers’ Retention of Liabilities. At and after the Closing, the Sellers shall retain and shall pay, perform, and discharge all Retained Liabilities.

2.2            Consideration; Adjustment of Cash Purchase Price at Closing. The Parties agree that, for purposes of calculating the number of Common Units, Opco Common Units and Class B Units comprising the Unadjusted Purchase Price, the Common Units, Opco Common Units and the Class B Units were valued at the amount set forth on Exhibit A. The number of Common Units, Opco Common Units and Class B Units issued to the Sellers (as set forth on Exhibit A) shall be equitably adjusted in the event of a unit split, combination, reclassification, recapitalization, exchange, unit dividend or other distribution payable in Common Units, Opco Common Units or Class B Units with respect to such Common Units, Opco Common Units or Class B Units, as applicable, that occurs, or for which a record date occurs, prior to the Closing. The Parties acknowledge and agree that the Unadjusted Purchase Price was derived based on the aggregate Allocated Values of the Acquired Assets as set forth on Exhibit B-3 and Exhibit B-4. At Closing, the Unadjusted Cash Purchase Price shall be adjusted as follows:

(a)            The Unadjusted Cash Purchase Price shall be increased by the sum of the following, without duplication:

(i)            the amount equal to the revenues, income, proceeds, receipts and credits received by Buyer attributable to the Acquired Assets (and not otherwise distributed to a Seller) and attributable to the period before the Effective Time (calculated in accordance with GAAP), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(ii)            [Reserved];

(iii)            the amount of any Buyer Obligations paid or otherwise borne by a Seller;

(iv)            the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.8(a) but paid or economically borne by a Seller (or any of its owners or Affiliates); and

(v)            any other amount otherwise explicitly agreed upon in writing by the Sellers’ Representative and Buyer.

(b)            The Unadjusted Cash Purchase Price shall be decreased by the sum of the following, without duplication:

(i)            the amount equal to the revenues, income, proceeds, receipts and credits received by a Seller attributable to the Acquired Assets and attributable to the period on or after the Effective Time (calculated in accordance with GAAP), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(ii)            the sum of the adjustments to the Unadjusted Cash Purchase Price pursuant to Sections 2.4(b)(i), 2.4(b)(ii), 2.4(d)(i)(C) and 2.4(d)(ii)(B) (subject to any offsets to such adjustments pursuant to Section 2.4(e));

(iii)            the amount of any Seller Obligations paid or otherwise borne by Buyer;

(iv)            the amount of all Asset Taxes allocable to a Seller pursuant to Section 6.8(a) but paid or economically borne by Buyer (or any of their Affiliates);

(v)            the amount equal to the Class B Contribution Amount for the Class B Units to be transferred to the Sellers; and

(vi)            any other amount otherwise agreed upon in writing by Sellers’ Representative and Buyer.

(c)            The net amount of the adjustments set forth in Section 2.2(a) and Section 2.2(b) shall be referred to as the “Cash Purchase Price Adjustment.” The Unadjusted Cash Purchase Price as adjusted by the Cash Purchase Price Adjustment shall be referred to as the “Adjusted Cash Purchase Price.”

(d)            At Closing, the number of Common Units and Opco Common Units (in the case of Opco Common Units, together with an equal number of Class B Units) comprising the Unadjusted Common Unit Consideration to be issued to the Sellers shall be decreased by the Indemnity Escrow Units delivered to the Transfer Agent at Closing. Any fractional units resulting from this Agreement shall be rounded up to the nearest whole Common Unit, Opco Common Unit or Class B Unit, as applicable.

2.3            Closing Statement. Not later than five (5) Business Days prior to the Closing Date, the Sellers’ Representative shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth the Sellers’ Representative’s good faith estimate of the Adjusted Cash Purchase Price calculated pursuant to Section 2.2, the amounts described in Sections 2.2(a)(i), 2.2(b)(i) and 2.2(b)(ii) (as applicable), the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.8(a) but paid or economically borne by the Sellers (if any), and the amount of all Asset Taxes allocable to the Sellers pursuant to Section 6.8(a) but paid or economically borne by Buyer (if any). If Buyer disputes any item in the Closing Statement, Buyer shall so notify the Sellers’ Representative within two (2) Business Days prior to the Closing Date and the Sellers’ Representative and Buyer shall use their commercially reasonable efforts to agree on the Closing Statement; provided that if the Sellers’ Representative and Buyer are not able to agree on the Closing Statement prior to Closing, Closing shall not be delayed on account of such disagreement and the Closing Statement delivered by the Sellers’ Representative will be used to adjust the Unadjusted Purchase Price at Closing absent manifest error. Any final adjustments, if necessary, will be made pursuant to Section 2.8 of this Agreement.

2.4            Title Review.

(a)            To allow Buyer to conduct due diligence with respect to the Acquired Assets, the Sellers shall make the Records available in accordance with Section 6.3 to Buyer, and Buyer’s authorized Representatives, in a virtual data room and/or at the election of the Sellers’ Representative, at the applicable office(s) of the Sellers’ Representative, at mutually agreeable times before Closing. With the permission of the Sellers’ Representative, Buyer may photocopy the Records at its sole expense.

(b)            Preferential Rights and Consents to Assign.

(i)            Notices to Holders. If the conveyance of the Acquired Assets would trigger any Third Party preferential purchase rights, rights of first refusal, or similar rights (collectively, “Preferential Rights”), or, other than Customary Post-Closing Consents, any Third Party consents to assign or similar rights (collectively, “Consents”) that, in either case, would be triggered by the consummation of the transactions contemplated hereby, then, as soon as reasonably practical (and in any event, within ten (10) Business Days after the date of this Agreement), Sellers’ Representative shall: (A) notify such holders of the Preferential Rights and Consents, including those identified on Schedule 2.4(b) that it intends to transfer the Acquired Assets to Buyer; (B) provide the holders of such Preferential Rights and Consents with any information about the transfer of the Acquired Assets to which they are entitled; (C) in the case of such Preferential Rights, request the holders of such Preferential Rights to waive their right to purchase the affected Acquired Asset; and (D) in the case of such Consents, request the holders of such Consents to consent to the assignment of the affected Acquired Asset to Buyer. Before Closing, Sellers’ Representative shall notify Buyer whether: (1) any Preferential Rights are exercised or waived; (2) any Consents are granted or denied or cannot be obtained before Closing; or (3) the requisite time periods have elapsed and any Preferential Rights are deemed waived or Consents deemed given by the lapse of such requisite time periods under the applicable agreements. If any Preferential Rights are exercised, the portion of the Acquired Assets burdened by the exercised Preferential Right shall be excluded from Closing, and the Unadjusted Cash Purchase Price shall be reduced by the Allocated Value of the excluded portion of the Acquired Assets.

(ii)            Remedies. Before Closing, Buyer and the Sellers’ Representative shall use commercially reasonable efforts to obtain all Consents and waivers of all Preferential Rights encumbering the conveyance of the Acquired Assets; provided that neither Party shall be required to incur any liability or pay any money to a Third Party in order to obtain such Consents and waivers. If the Sellers’ Representative is unable to obtain a Required Consent or a waiver of a Preferential Right, then, any Acquired Asset subject to such Preferential Right or Required Consent shall be excluded from Closing, and the Unadjusted Cash Purchase Price shall be reduced by the Allocated Value of such Acquired Asset. After Closing, the Sellers’ Representative shall attempt to obtain any un-obtained Required Consents, including Required Consents alleged by Third Parties or identified after Closing, and un-waived Preferential Rights, and Buyer shall provide reasonable assistance to the Sellers’ Representative. In the event that after Closing, but before the Final Settlement Date, the Sellers’ Representative is able to obtain a Required Consent or waiver of a Preferential Right affecting an Acquired Asset which was excluded from Closing pursuant to this Section 2.4(b), then, within ten (10) days of Buyer’s receipt of such Required Consent or wavier of Preferential Right, the applicable Seller shall convey the Acquired Asset affected by any such Required Consent or Preferential Right pursuant to a form of assignment that is mutually agreeable to Buyer and the Sellers’ Representative, and Buyer shall pay such Seller the amount by which the Unadjusted Cash Purchase Price was reduced at Closing for such Acquired Asset.

(c)            General Disclaimer of Title Warranties and Representations. Except for the Special Warranty of Title, Sellers’ representations and warranties under Article 4, and without limiting Buyer’s remedies for Title Defects set forth in this Section 2.4(c) (or Buyer’s remedies for Sellers’ failure to obtain Consents or waivers of Preferential Rights as set forth in Section 2.4(b)(ii)), Sellers makes no warranty or representation, express, implied, statutory or otherwise, with respect to Sellers’ title to any of the Acquired Assets, and Buyer hereby acknowledges and agrees that it has not relied upon any such representation or warranty. Buyer hereby acknowledges and agrees that, without limiting Buyer’s rights and remedies under Section 8.1(d), Buyer’s sole and exclusive remedy for (i) any failure by the Sellers to obtain Consents or waivers of Preferential Rights as contemplated by Section 2.4(b)(ii) shall be as set forth in Section 2.4(b)(ii), and (ii) any defect in title or any other title matter (including any Title Defect with respect to any of the Oil and Gas Assets or otherwise) (A) before the Title Claim Date, shall be as set forth in Section 2.4(d) and (B) after the Title Claim Date (subject to the limitations set forth in Section 9.1 and Section 9.6), shall be pursuant to the Special Warranty of Title, and the Special Warranty of Title shall be further limited to the Allocated Value of the affected Oil and Gas Assets. Buyer hereby expressly waives any and all other rights or remedies with respect thereto. Buyer is not entitled to protection under the Special Warranty of Title for (I) any matter reported by Buyer under Section 2.4(d) and/or (II) any matter which Buyer had Knowledge of prior to the Title Claim Date.

(d)            Title Defects.

(i)            Notice of Title Defects; Defect Adjustments.

(A)            On or before five (5) days before Closing (the “Title Claim Date”) Buyer will notify the Sellers’ Representative in writing of any Title Defect it discovers (each a, “Title Defect Notice”). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the Special Warranty of Title), Buyer shall be deemed to have waived, and the Sellers shall have no liability for, title to any alleged Title Defect, that Buyer fails to assert by a Title Defect Notice delivered to the Sellers’ Representative on or before the Title Claim Date. Such notice shall be in writing and shall include: (i) a reasonably detailed description of the alleged Title Defect; (ii) the Unit(s) or Potential Unit(s) affected; (iii) the Allocated Value of the Unit(s) or Potential Unit(s) subject to the alleged Title Defect(s); (iv) supporting documentation reasonably necessary for the Sellers’ Representative to verify the existence of such Title Defect (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent available to Buyer and used in connection with Buyer’s assessment of such alleged Title Defect(s)); and (v) the alleged Title Defect Value of the affected Unit(s) or Potential Units(s) and the computations and information upon which Buyer’s belief is based. To give the Sellers’ Representative an opportunity to commence reviewing and curing Title Defects but without prejudice to Buyer’s right to assert Title Defects, Buyer agrees to use commercially reasonable efforts to give the Sellers’ Representative, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure to provide any such preliminary notice shall not be deemed to waive or prejudice Buyer’s right to assert Title Defects at any time not later the Title Claim Date.

(B)            If any Title Defect is properly asserted by Buyer in accordance with Section 2.4(d)(i)(A) and not waived in writing by Buyer or cured on or before Closing, the Sellers’ Representative may, for a period of ninety (90) days following the Closing Date (such period, the “Cure Period”), elect to cure any such Title Defect that the Sellers’ Representative in good faith believes can be cured during the Cure Period. The election by the Sellers’ Representative to seek to cure such Title Defect must be made by written notice delivered to Buyer within three (3) days prior to the Closing Date. Any Unit(s) or Potential Unit(s) for which the Sellers’ Representative has elected to cure a Title Defect under this paragraph shall be referred to as a “Curable Property”.

(C)            At the Closing, the Sellers shall convey all right, title and interest in and to the Curable Properties to Buyer with the remainder of the Acquired Assets. The adjustments to the Unadjusted Cash Purchase Price under Section 2.2(b)(ii) will include the asserted Title Defect Values for all Title Defects affecting the Curable Properties that have been properly asserted in good faith by Buyer in accordance with Section 2.4(d)(i)(A) and not waived in writing by Buyer or cured on or before Closing and Buyer shall pay an amount in cash equal to the asserted Title Defect Value associated with such Curable Properties to the Escrow Agent in accordance with Section 2.7(c). If the applicable Seller cures such Title Defect during the Cure Period, then Buyer and Sellers’ Representative shall instruct the Escrow Agent to pay to the applicable Seller the amount that the Unadjusted Cash Purchase Price was adjusted under Section 2.2(b)(ii) (subject to any further adjustments under Section 2.2 in respect of the applicable Unit(s) or Potential Unit(s)) with respect to such Curable Property on account of such Title Defect at the end of the Cure Period to the extent such Title Defect is cured during the Cure Period. If a Title Defect burdening a Curable Property is not cured on or before the end of the Cure Period, then subject to Section 2.4(d)(i)(D)(4) and Section 2.4(d)(ii), Buyer and the Sellers’ Representative shall instruct the Escrow Agent to pay to Buyer the amount that the Unadjusted Cash Purchase Price was adjusted under Section 2.2(b)(ii) (subject to any further adjustments under Section 2.2 in respect of the applicable Unit(s) or Potential Unit(s)) with respect to such Curable Property which was not cured on or before the end of the Cure Period.

(D)            The “Title Defect Value” resulting from a Title Defect shall be determined as follows:

(1)            if Buyer and the Sellers’ Representative agree on the Title Defect Value, that amount shall be the Title Defect Value;

(2)            if the Title Defect is a Lien which is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from Sellers’ interest in the affected Unit(s) or Potential Unit(s);

(3)            if the Title Defect represents a discrepancy between Sellers’ actual Net Royalty Acres for a Unit(s) or Potential Unit(s) and the Net Royalty Acres set forth in Exhibit B-3 or Exhibit B-4, as applicable, for such Unit(s) or Potential Unit(s), then the Title Defect Value shall be an amount equal to the product of (A) the Allocated Value of such Unit(s) or Potential Unit(s) and (B) one (1) minus a fraction, the numerator of which is the Sellers’ actual Net Royalty Acres in such Unit(s) or Potential Unit(s) and the denominator of which is the Net Royalty Acres set forth on Exhibit B-3 or Exhibit B-4, as applicable, for such Unit(s) or Potential Unit(s); provided that, if the Title Defect does not affect the property throughout its entire productive life, the Title Defect Value determined under this Section 2.4(d)(i)(D) shall be reduced to take into account the applicable time period only;

(4)            if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Unit(s) or Potential Unit(s) of a type not described in clauses (1), (2) or (3) above, the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Unit(s) or Potential Unit(s), the portion of such Unit(s) or Potential Unit(s) adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of such Unit(s) or Potential Unit(s), the values placed upon the asserted Title Defect by Buyer and the Sellers’ Representative and such other factors as are necessary to make a proper evaluation; and

(5)            notwithstanding anything to the contrary in this Section 2.4(d), Buyer shall have no remedy hereunder for any Title Defect unless: (A) the Title Defect Value for such Title Defect exceeds one hundred fifty thousand Dollars ($150,000) net to Sellers’ interest in the relevant Unit or Potential Unit (the “Title Defect Threshold”), in which event the value of such defect will be taken into account from first Dollar; and (B) the sum of the aggregate Title Defect Values for Title Defects with Title Defect Values exceeding the Title Defect Threshold exceeds one percent (1%) of the Unadjusted Purchase Price, and then only to the extent such amount exceeds one percent (1%) of the Unadjusted Purchase Price. For the avoidance of doubt, if any single matter applies to or affects multiple Units or Potential Units or one or multiple Sellers’ ownership of Units or Potential Units, Buyer may aggregate the economic impact applicable to all such Unit(s) or Potential Unit(s) arising from such single matter and the issue shall be treated as a single Title Defect for purposes of determining whether the Title Defect Threshold has been met.

(E)            Notwithstanding anything to the contrary in this Agreement, the aggregate adjustments to the Unadjusted Cash Purchase Price attributable to the effects of all Title Defects, with respect to any Unit or Potential Unit, shall not exceed the Allocated Value of such affected Unit or Potential Unit.

(ii)            Title Defect Disputes.

(A)            Sellers’ Representative and Buyer shall attempt to agree on all Title Defect Values (i) on or prior to the Closing Date or (ii) with respect to disputes over the adequacy of the Sellers’ post-Closing Date curative work, the end of the Cure Period. If a disputed Title Defect or Title Defect Value cannot be resolved (y) on or prior to Closing or (z) with respect to disputes over the adequacy of Sellers’ post-Closing Date curative work, the end of the Cure Period, then in each case, any Party may submit any such disputed Title Defects, cures and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.4(d)(ii)(C) by providing notice to the other Party thereof (a “Title Dispute Notice”) no later than thirty (30) days following the Closing Date or the end of the Cure Period, as applicable (the “Title Dispute”). If a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 2.4(d)(ii)(A), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties.

(B)            If a disputed Title Defect or Title Defect Value cannot be resolved prior to Closing, except as otherwise provided herein, the Sellers shall retain all right, title and interest in and to the Unit(s) or Potential Unit(s) affected by such Title Defect, Buyer shall pay an amount in cash equal to the alleged Title Defect Value for such Unit(s) or Potential Unit(s) to the Escrow Agent in accordance with Section 2.7(c) and the adjustments to the Unadjusted Purchase Price under Section 2.2(b)(ii) shall include such Title Defect Value.

(C)            If a Party validly submits a Title Dispute Notice under Section 2.4(d)(ii)(A), then the Parties shall each submit such unresolved Title Dispute to a title attorney (the “Title Consultant”), pursuant to this Section 2.4(d)(ii)(C).

(1)            The Parties hereby agree that: (i) Allen D. Cummings shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.4(d)(ii)(C)(1); (ii) if Allen D. Cummings is unable or unwilling to serve as the Title Consultant, then Jeff Weems shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.4(d)(ii)(C)(1); provided, further, that if both Allen D. Cummings and Jeff Weems are unable or unwilling to serve as the Title Consultant, then Bradley Gibbs shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.4(d)(ii)(C)(1); or (iii) if Allen D. Cummings, Jeff Weems and Bradley Gibbs are unable or unwilling to serve as the Title Consultant, then the provisions of Section 2.4(d)(ii)(C)(2) applicable to the selection of the Title Consultant shall apply mutatis mutandis to the selection of the Title Consultant.

(2)            The Title Consultant shall be a neutral third party title attorney with at least ten (10) years’ experience in oil and gas title opinions, as selected by Section 2.4(d)(ii)(C)(1). In the event that Section 2.4(d)(ii)(C)(1)(iii) is applicable, the Parties shall each select a third party title attorney and such title attorneys together shall select such Title Consultant, and if any Party does not select a Title Consultant within ten (10) days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Consultant. The Title Consultant shall not have been employed by any Party or its Affiliates within the ten (10) year period preceding the arbitration. The Title Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party or its Affiliates and the Title Consultant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting or conference call to which the representatives of both the Sellers’ Representative and Buyer have been invited and of which such Parties have been provided at least five (5) days’ notice. Within ten (10) days of appointment of the Title Consultant, (x) each of the Sellers’ Representative and Buyer shall present the Title Consultant with its claim notice or its response, as applicable, and (y) the Sellers’ Representative shall present the Title Consultant with all other supporting information that it desires, and Buyer shall present the Title Consultant with all other supporting information that it desires that was contained in the original Title Defect Notices, with a copy to the other Party. The Title Consultant shall also be provided with a copy of this Agreement. Within thirty (30) days after receipt of such materials and after receipt of any additional information required by the Title Consultant, the Title Consultant shall make its determination, which shall be final and binding upon all Parties, without right of appeal, absent manifest error. In making his determination, the Title Consultant shall be bound by the rules set forth in this Section 2.4(d)(ii). The Title Consultant shall act as an expert for the limited purpose of determining: (1) the existence of any timely asserted Title Defect in dispute; (2) whether any disputed curative action has succeeded in curing a Title Defect; and (3) specific disputed Title Defect Values submitted by either Party. The Title Consultant may not award damages, interest or penalties to either Party with respect to any matter. Sellers’ Representative and Buyer shall each bear its own legal fees and other costs of presenting its case. Sellers’ Representative shall bear one-half (1/2) and Buyer shall bear one-half (1/2) of the costs and expenses of the Title Consultant.

(e)            Title Benefits.

(i)            If any Seller discovers any Title Benefit on or before the Title Claim Date, the Sellers’ Representative may, as soon as practicable but in any case on or prior to the Title Claim Date, deliver a notice to Buyer, which shall include: (i) a detailed description of the alleged Title Benefit; (ii) the specific Unit(s) or Potential Unit(s) affected; (iii) the Allocated Value of the Unit(s) or Potential Unit(s) subject to the alleged Title Benefit; (iv) supporting documentation reasonably necessary for Buyer to verify the existence of such Title Benefit (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent used in connection with such Seller’s assessment of such alleged Title Benefit); and (v) the alleged Title Benefit value of the affected Unit(s) or Potential Unit(s) and the computations and information upon which such Seller’s belief is based. With respect to each Unit(s) or Potential Unit(s) affected by a Title Benefit reported hereunder, an amount (the “Title Benefit Value”) equal to the increase in the Allocated Value for such Unit(s) or Potential Unit(s) caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Values in accordance with the terms of Section 2.4(d)(i)(D), mutatis mutandis) will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit, Buyer and the Sellers’ Representative shall have the right to elect to have such Title Benefit Value determined by a Title Consultant pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 2.4(d)(ii)(C). Notwithstanding anything to the contrary in this Section 2.4(e), the Title Benefit Value with respect to all Title Benefits shall be used solely to offset any reductions to the Unadjusted Purchase Price as a result of the aggregate of all Title Defect Values. For the avoidance of doubt, Title Benefit Value shall in no event increase the Unadjusted Cash Purchase Price.

(ii)            If Buyer discovers any Title Benefit on or before the Title Claim Date, Buyer shall, as soon as practicable but in any case on or prior to the Title Claim Date, deliver to the Sellers’ Representative a notice meeting the requirements of Section 2.4(e)(i).

(f)            In the event either Party notifies the other Party of the intention to terminate this Agreement in accordance with Section 8.1(e), Sellers’ Representative or Buyer may, prior to giving effect to Section 8.1(e), as applicable, elect to submit all disputed Title Defects and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.4(d)(ii)(C); provided, that notwithstanding anything to the contrary in Section 2.4(d)(ii)(C), such proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 2.2(b)(ii) in respect of any disputed Title Defects and Title Defect Values asserted by Buyer in good faith would, when taken together with all other adjustments pursuant to Section 2.2(b)(ii) for finally determined Title Defect Values and all other adjustments pursuant to Section 2.2(b)(ii), trigger the termination right under Section 8.1(e). For the avoidance of doubt, if Sellers’ Representative or Buyer elect to submit to the Title Consultant in accordance with this Section 2.4(f), neither Party may terminate this Agreement pursuant to Section 8.1(e) until final resolution of such arbitration unless the termination right under Section 8.1(e) would otherwise apply solely by virtue of any undisputed Title Defect Values, together with the exclusion of any Unit(s) or Potential Unit(s) pursuant to Section 2.4(b) or Section 2.4(d).

(g)            Acceptance of Title Condition. Except as otherwise set forth in this Agreement, Buyer Represents and warrants that it has BEEN PROVIDED OPPORTUNITY TO CONFIRM THE Sellers’ DEFENSIBLE TITLE TO the OIL AND GAS ASSETS and upon Closing, SUBJECT TO THE TERMS OF THIS AGREEMENT, Buyer will accept the OIL AND GAS ASSETS at Closing in the present condition, “AS IS AND WHERE IS AND WITH ALL FAULTS.” Buyer acknowledges and agrees that, except as otherwise set forth in this Agreement or in the asset assignments, THE SellerS have made no representations or warranties of any kind, express or implied, written, oral or otherwise, as to the accuracy or completeness of the background materials or any other information relating to the OIL AND GAS ASSETS furnished by or on behalf of THE SellerS or to be furnished to Buyer or its representatives, including THE Sellers’ internal appraisals and interpretive data.

2.5            Closing Payment and Transfer of Interests.

(a)            At the Closing, Sellers’ Representative shall deliver (or cause to be delivered) to Buyer:

(i)            assignments evidencing the transfer, assignment and conveyance of the Sellers’ right, title and interest in the Acquired Assets substantially in the form attached as Exhibit C hereto, duly and validly executed by each Seller (the “Asset Assignments”) with a Special Warranty of Title to the Acquired Assets conveyed thereby, in sufficient counterparts for recording in all applicable counties;

(ii)            executed and acknowledged recordable releases or releases in a form reasonably acceptable to Buyer, in sufficient counterparts for recording in all applicable jurisdictions, of Liens, in each case, securing Indebtedness for Borrowed Money, if any, and affecting the Acquired Assets;

(iii)            either (A) a certificate meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) providing that each Seller (or its regarded owner, if such Seller is disregarded as separate from its owner for U.S. federal Income Tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Code, in the form and substance reasonably satisfactory to Buyer, dated as of the Closing Date and duly executed by such Seller or (B) a duly executed IRS Form W-9 of such Seller (or its regarded owner, if such Seller is disregarded as separate from its owner for U.S. federal Income Tax purposes);

(iv)            a certificate dated as of the Closing Date duly executed by an officer of Sellers’ Representative regarding the satisfaction of the conditions set forth in Sections 7.1(a) and 7.1(b), substantially in the form attached hereto as Exhibit D;

(v)            the Registration Rights Agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”) duly executed by each Seller;

(vi)            with respect to any recipients of Opco Common Units, a joinder to the Exchange Agreement substantially in the form attached hereto as Exhibit G (the “Joinder to Exchange Agreement”), dated as of the Closing Date and duly executed by such applicable recipient of Opco Common Units;

(vii)            with respect to any recipients of Opco Common Units, an adoption agreement substantially in the form attached hereto as Exhibit H (the “Adoption Agreement”), dated as of the Closing Date and duly executed by such applicable recipient of Opco Common Units;

(viii)            a Joint Instruction Letter instructing the Escrow Agent to release the Cash Escrow Amount to Sellers, duly executed by Sellers’ Representative;

(ix)            to the extent such Seller is a natural person and resides in a community property state, a spousal consent of such Seller’s spouse substantially in the form attached hereto as Exhibit I;

(x)            such other documents, instruments and writings as may be reasonably required to be delivered by the Sellers to Buyer at Closing to effect the transactions contemplated by this Agreement;

(b)            At the Closing, Buyer shall deliver to the Sellers’ Representative:

(i)            Asset Assignments duly and validly executed by Opco, in sufficient counterparts for recording in all applicable counties;

(ii)            in cash by wire transfer of immediately available funds to the account or accounts designated by Sellers’ Representative as set forth on Exhibit A, an amount equal to the Adjusted Cash Purchase Price (less the Cash Escrow Amount) as set forth in the Closing Statement.

(iii)            a number of Common Units, Opco Common Units and Class B Units equal to (A) the number of Common Units, Opco Common Units and Class B Units included in the Unadjusted Purchase Price minus (B) the number of Common Units, Opco Common Units and Class B Units included in and constituting Indemnity Escrow Units at Closing, which Indemnity Escrow Units shall be delivered and held pursuant to Section 2.7(b), issued by Opco and KRP, as applicable, and credited to the Sellers or the Persons set forth on Exhibit A in book-entry form and, in the case of clause (A), bearing the standard Securities Act legend applied to Common Units, Opco Common Units and Class B Units, as applicable, on the books and records of the Transfer Agent, and, in the case of clause (B), bearing the Restrictive Legends;

(iv)            a certificate dated as of the Closing Date duly executed by an officer of Buyer regarding the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b), substantially in the form attached hereto as Exhibit E;

(v)            the Registration Rights Agreement duly executed by an officer of Buyer;

(vi)            a Joint Instruction Letter instructing the Escrow Agent to release the Cash Escrow Amount to the Sellers, duly executed by Buyer; and

(vii)            such other documents, instruments and writings as may be reasonably required to be delivered by Buyer to Sellers’ Representative at Closing to effect the transactions contemplated by this Agreement.

2.6            Closing. Subject to Section 8.1, the closing of the sale and transfer of the Acquired Assets to Buyer as contemplated by this Agreement (the “Closing”) shall take place electronically through the exchange of facsimile electronic transmittal (PDF) copies of documents via e-mail (with hard copies of such documents to be delivered as requested by each Party) on May 17, 2023 (the “Scheduled Closing Date”), or if all conditions to the obligations of the Parties set forth in Section 7.1 and Section 7.2 to be satisfied prior to Closing have not yet been satisfied or waived on the Scheduled Closing Date, within three (3) Business Days after such conditions have been satisfied or waived, or such other date as Buyer and Sellers’ Representative may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).

2.7            Escrow.

(a)            Within one (1) Business Day after the execution and delivery of this Agreement, Buyer will pay to the Escrow Agent in cash, by wire transfer of immediately available funds, an earnest money deposit equal to ten percent (10%) of the Unadjusted Purchase Price (together with any interest or other amounts earned on such amount, the “Cash Escrow Amount”) to be deposited in the Cash Escrow Account pursuant to the Cash Escrow Agreement. At Closing, the Cash Escrow Amount will be applied against the Unadjusted Cash Purchase Price in accordance with Section 2.5(b)(ii) and released to the Sellers in accordance with the allocations set forth on Exhibit A. If Closing does not occur, then the Cash Escrow Amount shall be otherwise distributed by the Escrow Agent in accordance with Section 8.3.

(b)            At the Closing, Buyer will deposit with the Transfer Agent the number of Common Units, Opco Common Units and Class B Units included in and constituting Indemnity Escrow Units, issued by Opco and KRP, as applicable, and credited to the Sellers in book-entry form, bearing the Restrictive Legends on the books and records of the Transfer Agent, which Common Units, Opco Common Units and Class B Units shall be owned by Buyer but held in custody by the Transfer Agent and disbursed in accordance with the provisions of this Agreement.

(c)            At Closing, Buyer will deposit into the Cash Escrow Account any Title Defect Value related to Curable Properties and disputed Title Defects or disputed Title Defect Values, pursuant to the Cash Escrow Agreement. No later than five (5) Business Days following the resolution (including by resolution of the Parties) of the cure of any Title Defects affecting the Curable Properties pursuant to Section 2.4(d)(i)(B), Buyer and the Sellers’ Representative shall within three (3) Business Days of such resolution execute a Joint Instruction Letter instructing the Escrow Agent to release from the Cash Escrow Amount to the Sellers, the Title Defect Value with respect to such Curable Properties to the extent such Title Defect is cured during the Cure Period. No later than five (5) Business Days following the resolution (including by resolution of the Parties) of any disputed Title Defect or Title Defect Value pursuant to Section 2.4(d)(ii)(C), as applicable, Buyer and the Sellers’ Representative shall within three (3) Business Days of such resolution execute a Joint Instruction Letter instructing the Escrow Agent to release from the Cash Escrow Amount the amounts so determined to be owed to either Party with respect to such disputed matter. Only upon final resolution of all matters for which funds were deposited into the Cash Escrow Account as a result of Title Defects asserted by the Sellers’ Representative, and the release to the Sellers of all such amounts due to such Sellers from the Cash Escrow Account, then, the Sellers’ Representative and Buyer shall execute a Joint Instruction Letter instructing the Escrow Agent to release from the Cash Escrow Account the then-remaining Title Defect Value(s), including any attributable to a Curable Property which was not cured on or prior to the end of the Cure Period, if any, to Buyer.

(d)            Releases of any portion of the Cash Escrow Amount or Indemnity Escrow Units shall be made only in accordance with (i) written instructions that are jointly signed by the Sellers’ Representative and Buyer, which instructions shall be in a form that complies with the requirements of the Cash Escrow Agreement (a “Joint Instruction Letter”), and (ii) requirements in the Cash Escrow Agreement relating to a final order, and, in each case, Article 9, and shall specify the amount of the Cash Escrow Amount or Indemnity Escrow Units to be released and the Person or Persons to whom such Cash Escrow Amount or Indemnity Escrow Units shall be released.

(e)            In the event of a conflict between the Cash Escrow Agreement and this Agreement, this Agreement shall govern. If any Party receives a release of any portion of either the Cash Escrow Amount or Indemnity Escrow Units to which it is not entitled pursuant to the terms of this Agreement, such Party shall (i) if another Party is entitled to such Cash Escrow Amount or Indemnity Escrow Units at that time, transfer such Cash Escrow Amount or Indemnity Escrow Units to such other Party, or (ii) if no other Party is entitled to such Cash Escrow Amount or Indemnity Escrow Units at that time, deposit such Cash Escrow Amount or Indemnity Escrow Units with the Escrow Agent or Transfer Agent.

(f)            Promptly after the First Stepdown Date (but in no event more than three (3) Business Days thereafter), Sellers’ Representative and Buyer shall provide a Joint Instruction Letter instructing the Transfer Agent to disburse to the Sellers’ Representative for the account of the Sellers the Indemnity Escrow Units in accordance with the allocations set forth on Exhibit A, less the number of Indemnity Escrow Units having a total value (valuing such Indemnity Escrow Units at the Per Unit Value) equal to the aggregate amount of any unresolved claim notices received pursuant to Section 9.4(a). If such amount is a negative number, then no release will be made as of the First Stepdown Date; provided that the Sellers will not be required to transfer any additional amounts or shares of Common Units, Opco Common Units or Class B Units to the Transfer Agent. With respect to the balance of the Indemnity Escrow Units (if any) held by the Transfer Agent following the First Stepdown Date, if, following final resolution (and payment, if applicable, to the indemnified Person pursuant to Joint Instruction Letters or a final court order, as applicable) of all outstanding claim notices received pursuant to Section 9.4(a) received by the Transfer Agent prior to the First Stepdown Date, any cash or shares of Common Units, Opco Common Units or Class B Units remain in the Transfer Agent’s possession, then within three (3) Business Days, the Sellers’ Representative and Buyer shall provide a Joint Instruction Letter instructing the Transfer Agent to disburse to the Sellers such remaining Common Units, Opco Common Units or Class B Units in accordance with the allocations set forth on Exhibit A.

2.8            Post-Closing Adjustment.

(a)            Revised Closing Statement. On or before the date that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a revised Closing Statement setting forth its assessment of (i) the final amounts described in Sections 2.2(a) and 2.2(b), in each case as of or on the Closing Date, as applicable and (ii) all Buyer Entitlements, Buyer Obligations, Seller Entitlements and Seller Obligations then known to Buyer (including, for the avoidance of doubt, any Buyer Entitlements, Buyer Obligations, Seller Entitlements and Seller Obligations delivered to the other Party prior to the date of delivery of such revised Closing Statement). Buyer shall provide to Sellers’ Representative such data and information as Sellers’ Representative may reasonably request supporting the amounts reflected on the revised Closing Statement (and reasonable access to Buyer’s personnel, including internal accountants, during normal business hours) to permit Sellers’ Representative to perform or cause to be performed an audit of the revised Closing Statement, at Sellers’ Representative’s expense. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Sellers’ Representative unless Sellers’ Representative gives Notice of its disagreement (“Notice of Disagreement”) to Buyer prior to the Final Settlement Date, it being understood that the Notice of Disagreement shall not include matters contemplated by Section 2.4. Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature, and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer by the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.8(b) below) shall become final and binding on the Parties, and the Final Settlement Date shall be, the earlier of (i) the date upon which Sellers’ Representative and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Independent Accountant’s Closing Statement (as hereinafter defined) is issued by the Independent Accountant (as hereinafter defined).

(b)            Final Closing Statement. During the thirty (30) days following the date upon which Buyer receives a Notice of Disagreement, Sellers’ Representative and Buyer shall use commercially reasonable efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement), Buyer and Sellers’ Representative have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to BDO USA, LLP (the “Independent Accountant”) for review and final and binding resolution. If BDO USA, LLP is unable or unwilling to serve as an arbitrator hereunder, then Sellers’ Representative and Buyer shall, in good faith, mutually agree upon an independent national accounting firm who has not represented either Party in any material matter at any time during the two-year period of time immediately preceding its designation hereunder, to serve as the Independent Accountant. Buyer and Sellers’ Representative shall, not later than seven (7) days prior to the hearing date set by the Independent Accountant, each submit a written brief to the Independent Accountant (and a copy thereof to the other Party on the same day) with proposed Dollar figures for settlement of the disputes as to the amount of the Cash Purchase Price Adjustment (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 2.8(a). The hearing shall be conducted on a confidential basis. The Independent Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and such written briefs and which remain in dispute and the Independent Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement. In deciding any matter, the Independent Accountant (i) shall be bound by the provisions of this Section 2.8 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either Sellers’ Representative or Buyer or less than the smallest value for such item claimed by Sellers’ Representative or Buyer in their respective calculations delivered pursuant to Section 2.8(a). The Independent Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Cash Purchase Price Adjustment and shall issue the Final Closing Statement (as defined below) reflecting such decision, which shall set forth the Cash Purchase Price Adjustment and the Adjusted Cash Purchase Price as determined by the Independent Accountant pursuant to this Section 2.8. The decision of the Independent Accountant shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder; provided, however, that such decision may be reviewed, corrected or set aside by a court of competent jurisdiction, but only if and to the extent that the Independent Accountant is found by such court of competent jurisdiction to have made mathematical errors with respect to its decision or to have manifestly violated the express terms of this Section 2.8 (including the related defined terms set forth in Section 1.1). The cost of any arbitration (including the fees and expenses of the Independent Accountant) under this Section 2.8(b) shall be borne entirely by the Party awarded the smaller percentage of the disputed amount by the Independent Accountant. The fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Buyer and the fees and disbursements of Sellers’ Representative’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Sellers’ Representative. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.8(a), as prepared by Buyer and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Independent Accountant, the Independent Accountant’s Closing Statement (“Independent Accountant’s Closing Statement”) as described in this Section 2.8(b).

(c)            Final Settlement. If the Adjusted Cash Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.3 exceeds the Adjusted Cash Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, then the Sellers shall pay Buyer such excess amount, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent (3%) per annum calculated and payable in accordance with Section 2.8(d). If the Adjusted Cash Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, exceeds the Adjusted Cash Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.3, then Buyer shall pay the Sellers’ Representative for the account of the Sellers such excess amount, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent (3%) per annum calculated and payable in accordance with Section 2.8(d). Any adjustments to the Adjusted Cash Purchase Price made pursuant to this Section 2.8(c) shall be paid by wire transfer of immediately available funds to an account specified by the Party to whom such payment is owed within five (5) Business Days after the Final Settlement Date.

(d)            Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the applicable interest rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

2.9            Purchase Price Allocation; Tax Treatment.

(a)            Sellers’ Representative shall prepare and deliver to Buyer, within sixty (60) days after the Final Settlement Date, an allocation of the portion of the Adjusted Cash Purchase Price, the Class B Contribution Amount, the portion of the Unadjusted Common Unit Consideration that consists of Common Units (but not, for the avoidance of doubt, the portion of the Unadjusted Common Unit Consideration that consists of Opco Common Units), and any other items that are treated as consideration for U.S. federal Income Tax purposes treated as paid in a taxable transaction pursuant to Section 2.9(b) among the portion of the Acquired Assets treated as acquired in a taxable transaction pursuant to Section 2.9(b) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Buyer shall have twenty (20) days from the receipt of the Allocation or any update thereto to review and comment on the Allocation. If Buyer disputes any items in the proposed Allocation, Sellers’ Representative and Buyer shall use commercially reasonable efforts to agree on such Allocation within twenty (20) days after receipt of any written changes proposed by Buyer. If Sellers’ Representative and Buyer are unable to agree upon such Allocation within such twenty-day period, then any disputed items in such Allocation shall be resolved under the procedures described in Section 2.8(b), mutatis mutandis. Once Buyer and Sellers’ Representative agree to the Allocation or the Allocation is determined by the Independent Accountant, as applicable, the Parties shall report consistently with such Allocation in all Tax Returns, including IRS Form 8594, which each Party shall timely file with the IRS, and each Party shall, and each Party shall cause each of its Affiliates to (y) report, act, and file all Tax Returns in all respects and for all purposes consistent with the foregoing treatment, and (z) not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceedings in connection with such Tax allocation.

(b)            Except as the Parties may agree otherwise, cooperating in good faith, for U.S. federal Income Tax purposes (and for purposes of state and local Income Taxes which incorporate the U.S. federal Income Tax provisions referenced in this Section 2.9(b)), each Party agrees that each Seller shall be treated as transferring the Acquired Assets and the Assumed Liabilities to Opco in exchange for Common Units, Opco Common Units and the Adjusted Cash Purchase Price, as applicable to each Seller, which shall be treated (a) as a contribution described in Section 721 of the Code, with respect to the portion of the Acquired Assets transferred in exchange for Opco Common Units and any other consideration that the Buyer and Sellers’ Representative mutually determine in good faith qualifies for exceptions to the “disguised sale” rules under Section 707 of the Code and its implementing Treasury Regulations (the “Contribution”) and (b) otherwise, as a taxable sale under Section 707(a) of the Code and its implementing Treasury Regulations. Except as the Parties may agree otherwise, cooperating in good faith, for U.S. federal Income Tax purposes (and for purposes of state and local Income Taxes which incorporate the U.S. federal Income Tax provisions referenced in this Section 2.9(b)), the Parties agree that each Seller receiving Class B Units shall be treated as transferring the Class B Contribution Amount to KRP in exchange for Class B Units. Each Party shall, and shall cause each of its Affiliates to (y) report, act, and file all Tax Returns in all respects and for all purposes consistent with the foregoing treatment, and (z) not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment, unless required to do so by a final determination as defined in Section 1313 of the Code; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceedings in connection with such Tax allocation.

(c)            Differences between the fair market value and the basis of the Acquired Assets allocable to the Contribution shall be taken into account by Opco in the manner required by Section 704(c) of the Code using the remedial method as set forth in Treasury Regulations Section 1.704-3(d).

2.10            Payments.

(a)            Except as set forth on Schedule 2.10(a), Buyer shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Acquired Assets from and after the Effective Time (collectively, the “Buyer Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses attributable to the Acquired Assets from and after the Effective Time (the “Buyer Obligations”). For a period of twenty-four (24) months from and after Closing, the applicable Seller shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from its portion of the Acquired Assets prior to the Effective Time (collectively, the “Seller Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses attributable to such Acquired Assets prior to the Effective Time (the “Seller Obligations”).

(b)            Without duplication of any item that is accounted for in Sections 2.2, 2.4 or 2.8, if: (i) a Seller or any of their Affiliates receives any payment with respect to the Buyer Entitlements, such Seller shall, or shall cause its applicable Affiliates to, promptly (but no later than thirty (30) days after the end of the month in which such Seller receives such Buyer Entitlement) remit such payment to Buyer or its designated Affiliate; and (ii) a Seller receives any invoices, bills or other requests for payment from any Third Party in respect of the Buyer Obligations, such Seller shall send such requests for payment to Buyer and Buyer shall promptly remit payment for such request to such Third Party.

(c)            For a period of twenty-four (24) months from and after Closing, and without duplication of any item that is accounted for in Sections 2.2, 2.4 or 2.8, if: (i) Buyer or any of its Affiliates receives any payment with respect to the Seller Entitlements, Buyer shall, or shall cause its applicable Affiliates to, promptly (but no later than thirty (30) days after the end of the month in which Buyer receives such Seller Entitlement) remit such payment to such Seller or its designated Affiliate; and (ii) Buyer receives any invoices, bills or other requests for payment from any Third Party in respect of the Seller Obligations, Buyer shall send such requests for payment to such Seller and such Seller shall promptly remit, or cause its Affiliates to promptly remit, payment for such request to such Third Party.

Article 3
Representations and Warranties Relating to the Sellers

Each Seller, severally and not jointly in the case of Sellers other than MB Minerals, hereby represents and warrants to Buyer as follows:

3.1            Organization of Seller; Legal Capacity. Such Seller is either an entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation or a natural person. Such Seller has the requisite power (corporate or otherwise) and authority to own, lease and otherwise hold its assets and to conduct its business as it is now being conducted.

3.2            Authorization; Enforceability. Such Seller has full capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized on the part of such Seller, and no other proceeding on the part of such Seller is necessary to authorize this Agreement and the other Transaction Documents to which such Seller is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by such Seller, and this Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which such Seller is a party has been or shall be duly and validly executed and delivered by such Seller, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3            No Conflict; Consents. Except as set forth in Schedule 3.3, the execution, delivery and performance by any Seller of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not and, with respect to clauses (a), (c), (d) and (e) below, do not materially and shall not materially:

(a)            violate any Law applicable to such Seller or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority, except for Customary Post-Closing Consents;

(b)            conflict with or violate any Organizational Document of such Seller;

(c)            require any filing with, or the giving of any notice to, any Person;

(d)            require any consent or approval of any Person; or

(e)            conflict with or result in any violation of, cause a breach of any provision of or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on the Acquired Assets, in each case under the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller or the Acquired Assets may be bound.

3.4            Litigation. As of the Execution Date, there are no Proceedings pending or, to the Knowledge of the Sellers, threatened, in which a Seller is or may be a party affecting the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

3.5            Brokers’ Fees. Neither the Sellers nor any of their Affiliates has entered into any Contract with any Person regarding any obligation or liability, contingent or otherwise, for any broker’s fee, finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement for which Buyer will have any responsibility whatsoever.

3.6            Securities Law Compliance.

(a)            Such Seller is an accredited investor as defined in Regulation D under the Securities Act. Such Seller (a) is acquiring the Common Units or Opco Common Units (together with an equal number of Class B Units), as applicable, for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Common Units or Opco Common Units (together with an equal number of Class B Units), as applicable, and is able financially to bear the risks thereof, and (c) understands that the Common Units or Opco Common Units (together with an equal number of Class B Units), as applicable, will, upon issuance, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Common Units may be resold without registration under such Laws only in certain limited circumstances.

(b)            Such Seller has experience in analyzing and investing in companies similar to Buyer and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests.

(c)            To the extent necessary, such Seller has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of such matters.

(d)            Such Seller has had an opportunity to discuss the Buyer’s business, management and financial affairs with the members of the Buyer’s management and has had an opportunity to ask questions of the officers and other representatives of Buyer, which questions were answered to its satisfaction.

3.7            Spousal Consent. To the extent a Seller is a natural person and resides in a community property state, true and complete copies of this Agreement and all documents to be executed by such Seller have been furnished to such Seller’s spouse. Such spouse has read this Agreement and all related documents applicable to such Seller and is familiar with each of their terms, and has agreed to be bound, and is hereby bound to the obligations of such Seller hereunder and thereunder by their signature to the spousal consent delivered pursuant to Section 2.5(a)(ix).

Article 4
Representations and Warranties Relating to the Acquired Assets

Each Seller, severally and not jointly in the case of Sellers other than MB Minerals, hereby represents and warrants to Buyer as follows:

4.1            Litigation. Except as set forth on Schedule 4.1, as of the Execution Date no Acquired Asset (a) is subject to any outstanding Order, (b) is subject to a Proceeding or (c) to the Knowledge of the Sellers, is subject to any written threat of any Proceeding.

4.2            Financial Statements.

(a)            Schedule 4.2(a) sets forth true and complete copies of the unaudited statements of revenues and direct operating expenses pertaining to the Acquired Assets, including all notes and schedules thereto, for the periods described therein (the “Asset Statements”). Except as set forth on Schedule 4.2(a), such Asset Statements have been prepared from the books and records of MB Minerals in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the notes thereto, to the extent applicable to the relevant Asset Statement) and present fairly in accordance with GAAP, in all material respects, the revenues and direct operating expenses pertaining to such Acquired Assets for the periods described therein.

(b)            Since December 31, 2022, MB Minerals has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

4.3            Taxes.

(a)            (i) Subject to valid extensions, all material Tax Returns required to be filed by such Seller with respect to Asset Taxes prior to the date hereof have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Asset Taxes owed by such Seller prior to the date hereof, whether or not shown or reported on any Tax Return, have been timely paid, (iii) there are no Liens (other than Permitted Encumbrances) on any of the Acquired Assets of such Seller that arose in connection with any failure to pay any Tax and (iv) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Asset Tax or any Tax Return described in clause (i) or (ii).

(b)            There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Asset Taxes that has been commenced or is presently pending with respect to such Seller.

(c)            There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes with respect to the Acquired Assets of such Seller.

(d)            No claim has ever been made against such Seller by a taxing authority in a jurisdiction where such Seller does not file Tax Returns with respect to Asset Taxes that such Seller or the Acquired Assets of such Seller is or may be subject to Asset Taxes assessed by such jurisdiction.

(e)            No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to the Asset Taxes.

(f)            Such Seller either (A) is not and will not become, for U.S. federal Income Tax purposes, a partnership, Subchapter S corporation, grantor trust, or any entity that is disregarded as separate from any of the foregoing (each such entity, a “Flow-Through Entity”) or (B) if such Seller is or becomes a Flow-Through Entity, then it is not and will not be a principal purpose of the arrangement involving the Flow-Through Entity’s beneficial interest in any partnership interest in Opco to permit any entity to satisfy the 100-partner limitation of Treasury Regulations Section 1.7704-1(h)(1)(ii).

(g)            None of the Acquired Assets of such Seller is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, and no transfer of any part of the Acquired Assets of such Seller pursuant to this Agreement will be treated as a transfer of an interest or interests in any partnership for U.S. federal Income Tax purposes.

4.4            Contracts.

(a)            As of the date hereof, Schedule 4.4(a) includes a list of each of the Seller Material Contract. “Seller Material Contract” means any of the following Contracts to which such Seller is a party by which it is bound in connection with the Acquired Assets or by which any of its respective Acquired Assets are bound or subject:

(i)            Contracts involving obligations of, or payments to or from, such Seller after the date hereof, individually or in the aggregate, in excess of one hundred thousand Dollars ($100,000);

(ii)            Contracts (other than the Confidentiality Agreement) restricting, in any material respect, such Seller from freely engaging in any business or competing anywhere;

(iii)            Contracts evidencing Indebtedness for Borrowed Money;

(iv)            Contracts guaranteeing any obligation of another Person;

(v)            Contracts between such Seller, on the one hand, and any Affiliate of such Seller or any officer, director, manager or employee of such Seller, or any Affiliate of such Seller, or any immediate family member of any such individual, on the other hand, affecting or relating to the Acquired Assets;

(vi)            Contracts containing “tag-along” or similar rights allowing a Third Party to participate in future sales of any of the Acquired Assets;

(vii)            Contracts for any Hedging Transactions that will remain outstanding after Closing;

(viii)            Any agreement of indemnification, surety or guarantee by such Seller on behalf of another Person or the assumption of any environmental or other liability of any Person;

(ix)            Contracts to sell, exchange or otherwise dispose of all or any part of the Acquired Assets on or after the Effective Time; and

(x)            Any production sharing agreements, farmout, farmin, development and operating agreements, to the extent in such Seller’s possession or control.

(b)            Each Seller Material Contract constitutes the legal, valid and binding obligation of such Seller, on the one hand, and, to the Knowledge of Sellers, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Such Seller is not in material breach or default of its obligations under any such Seller Material Contracts. To the Knowledge of Sellers, (i) no material breach or material default by any Third Party exists under any Seller Material Contract and (ii) no counterparty to any Seller Material Contract has canceled, terminated or modified, or threatened in writing to cancel, terminate or modify, any Seller Material Contract. Prior to the execution of this Agreement, true, correct and complete copies of all Seller Material Contracts and all amendments thereto have been made available to Buyer.

4.5            Environmental Matters.

(a)            To the Knowledge of such Seller, such Seller and its ownership of the Acquired Assets are in compliance with applicable Environmental Laws and have been during its period of ownership, as applicable, except for where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)            To the Knowledge of the Sellers, there are no environmental conditions that would reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against such Seller under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location, except for where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)            Such Seller has not received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)            Such Seller is not subject to any pending or, to the Knowledge of such Seller, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

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4.6            Compliance with Laws. To the Knowledge of the Sellers, such Seller is and has been for the period of such Seller’s ownership of the Acquired Assets, in compliance in all material respects with all applicable Laws. Such Seller has not received a written notice of a material violation of any Law that is applicable to the Acquired Assets and that has not been (or will be prior to Closing) corrected or settled. Notwithstanding any provision in this Section 4.6 (or any other provision of this Agreement) to the contrary, Section 4.3 and Section 4.5 shall be the Sellers’ exclusive representations and warranties with respect to Taxes and environmental matters, respectively, as well as to related matters, and the Sellers make no other representations or warranties with respect to such matters, including under this Section 4.6.

4.7            Special Warranty. Except for Permitted Encumbrances, such Seller represents and warrants that Sellers own Defensible Title to the Oil and Gas Assets solely against any Person lawfully claiming or to claim the same or any part thereof, by, through or under Sellers or any of their respective Affiliates, but not otherwise (the representation set forth in this Section 4.7, the “Special Warranty of Title”).

4.8            Consents and Preferential Rights. Except for Customary Post-Closing Consents or as set forth on Schedule 4.8, (a) there are no Consents that are required to be obtained, made or complied with in connection with the sale of the Acquired Assets and (b) there are no Preferential Rights applicable to the sale of the Acquired Assets.

4.9            No Cost-Bearing Interests. The Acquired Assets do not include any unleased mineral interest where such Seller has agreed to, or Buyer will have to, bear a share of drilling or operating costs as a participating mineral owner from and after the Effective Time.

4.10            Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to the Knowledge of the Sellers, threatened against such Seller.

Article 5
Representations and Warranties Relating to Buyer

Buyer hereby represents and warrants to each Seller:

5.1            Organization of Buyer. KRP is a limited partnership and Opco is a limited liability company, in each case, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has the requisite organizational power and authority to own the Buyer Assets and to conduct its business as it is now being conducted. Buyer is duly licensed or qualified in each jurisdiction in which the ownership of the Buyer Assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer has made available to the Sellers’ Representative complete and correct copies of all Organizational Documents of Buyer, including any amendments thereto, and such Organizational Documents are in full force and effect.

5.2            Authorization; Enforceability. Buyer has all requisite capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized on the part of Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents to which Buyer is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which Buyer is a party has been or shall be duly and validly executed and delivered by Buyer, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3            No Conflict; Consents. Buyer is in material compliance with the terms and conditions of its Organizational Documents. Except as set forth in Schedule 5.3 or as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not:

(a)            violate any Law applicable to Buyer or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority;

(b)            conflict with or violate any Organizational Document of Buyer;

(c)            require any filing with, or the giving of any notice to, any Person;

(d)            require any consent or approval of any Person; or

(e)            conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice, the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien on any assets of Buyer, in each case under the terms, conditions or provisions of any Contract to which Buyer is a party or by which Buyer may be bound.

5.4            Capitalization.

(a)            As of the Execution Date, the issued and outstanding partnership interests of KRP consist of 64,950,333 Common Units and 15,484,400 Class B Units. No other class or series of partnership interests of KRP is issued or outstanding. The Common Units and Class B Units are duly authorized, validly issued, and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents). The Common Units and Class B Units were issued in compliance with applicable Laws. Except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date, Buyer does not have outstanding unitholder purchase rights, a “poison pill” or any similar arrangement in effect.

(b)            As of the close of business on the Execution Date, Schedule 5.4(b) sets forth with respect to each subsidiary of KRP (including Opco) (i) a complete listing of all equity interests of each subsidiary of KRP that are outstanding, by par value, class and designated series, as applicable, (ii) the number of equity interests of each subsidiary that are reserved for issuance under any agreement, whether written or otherwise and (iii) the number of equity interests held as treasury interests by each subsidiary. All issued and outstanding equity interests of each subsidiary of KRP are duly authorized, validly issued, and fully paid (to the extent required by the applicable Organizational Documents), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act) and free of preemptive rights (except as set forth in the applicable Organizational Documents). Except as set forth in the applicable Organizational Documents of such Person, no subsidiary of Buyer is subject to any equityholder purchase rights, a poison pill or any similar arrangement.

(c)            Except as disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date, as of the Execution Date, (i) there are no outstanding securities of Buyer convertible into, exchangeable or exercisable for partnership interests or other equity interests of Buyer, (ii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from Buyer, or obligations of Buyer to issue or sell, any partnership interests or other equity interests, including securities convertible into or exchangeable for partnership interests or other equity interests of Buyer, (iii) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Buyer, (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of KRP’s Common Units or Opco Common Units on any matter or (v) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the partnership interests or other equity interests of Buyer.

(d)            The Class B Units issuable pursuant to this Agreement have been duly authorized by KRP and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

(e)            The Common Units issuable pursuant to this Agreement have been duly authorized by KRP and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

(f)            As of the Execution Date, the issued and outstanding limited liability company interests of Opco consist of 80,434,733 Opco Common Units. No other class or series of limited liability company interests of Opco is issued or outstanding. All issued and outstanding limited liability company interests of Opco are duly authorized, validly issued and fully paid (to the extent required by the Opco Agreement), non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA) and free of preemptive rights (except as set forth in the Opco Agreement or disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date). The Opco Common Units issuable pursuant to this Agreement have been duly authorized by Opco, and when issued and delivered to each applicable Seller in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Opco Agreement), non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA) and free of preemptive rights (except as set forth in the Opco Agreement or disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date, under this Agreement, the Opco Agreement or applicable state and federal securities Laws.

(g)            The Common Units issuable upon exchange of the Opco Common Units and Class B Units issuable hereunder have been duly authorized by KRP, and when issued and delivered to each applicable Seller in accordance with the terms of the Exchange Agreement, will be validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

5.5      No Integration. Neither KRP nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale or solicited offers to buy in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Common Units hereunder in a manner that would require registration under the Securities Act.

5.6      No Stabilization. Neither KRP nor any of its Affiliates has taken, directly or indirectly, any action designed to, or that has constituted or that could reasonably be expected to, cause or result in the artificial stabilization or manipulation of the price of any security of KRP or to facilitate the sale or resale of its securities.

5.7            Litigation. Except as set forth on Schedule 5.7, as of the Execution Date none of Buyer or any Buyer Asset (a) is subject to any outstanding Order, (b) is a party to a Proceeding or (c) to the Knowledge of Buyer, has been threatened in writing with any Proceeding.

5.8      Financial Statements. KRP has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since December 31, 2022 under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”), at the time filed or furnished (except to the extent amended or superseded by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Buyer Financial Statements were prepared from the books and records of Buyer in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of Buyer as of, and for the periods ended on, such applicable dates. The other financial information of Buyer, including non-GAAP financial measures, if any, contained or incorporated by reference in the SEC Documents has been derived from the accounting records of Buyer, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of Buyer that has caused it to believe that the statistical and market-related data included in the SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable SEC Documents were filed. Based on an annual evaluation of disclosure controls and procedures, Buyer is not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of Buyer. Buyer does not have any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (A) liabilities adequately provided for, reflected or reserved on the Buyer Financial Statements, (B) liabilities that have arisen after December 31, 2022 in the Ordinary Course or (C) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Buyer Material Adverse Effect.

5.9            Independent Registered Public Accounting Firm. Grant Thornton LLP, which has audited the financial statements of KRP and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements contained or incorporated by reference in the SEC Documents, is an independent registered public accounting firm with respect to KRP within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of KRP as a result of or in connection with any disagreement with KRP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

5.10            Controls and Procedures; Listing.

(a)            KRP has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to Buyer required to be disclosed in the SEC Documents is recorded, summarized and reported within the time periods specified by the Commission and that such information is communicated to KRP’s management.

(b)            The Common Units are listed on the New York Stock Exchange, and KRP has not received any notice of delisting. KRP has taken no action that is designed to terminate the registration of the Common Units under the Exchange Act.

5.11            Contracts. Buyer is not a party to, and no Buyer Assets are bound by or subject to, any Contract containing (a) any material restriction on Buyer or its Affiliates from freely engaging in any business or competing anywhere or (b) any material standstill restriction or similar restriction on Buyer or its Affiliates from acquiring equity or voting securities of a Third Party, in each case that is or will be binding upon the Sellers or any of their respective Affiliates as a result of being Affiliated with Buyer or by virtue of owning the Opco Common Units or Class B Units issued hereunder.

5.12            Absence of Certain Changes. Since December 31, 2022, except as disclosed in the SEC Documents filed with or furnished to the Commission prior to the Execution Date, (a) there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect and (b) except as set forth in Schedule 5.12(b), Buyer has not taken or permitted to occur any of the actions referred to in Section 6.2(b).

5.13            Taxes.

(a)            (i) Subject to valid extensions, all material Tax Returns required to be filed by Buyer or any of their subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by Buyer or any of its subsidiaries, whether or not shown or reported on any Tax Return, have been timely paid, and (iii) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)            There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to Buyer or any of their subsidiaries that has been commenced or is presently pending.

(c)            There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of Buyer or any of their subsidiaries.

(d)            No claim has ever been made against Buyer by a taxing authority in a jurisdiction where Buyer or any of their subsidiaries does not file Tax Returns that Buyer or any of its subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(e)            No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to Buyer or any of their subsidiaries.

(f)            Opco is properly classified as a partnership for U.S. federal Income Tax purposes, and has never been classified as an association taxable as a corporation.

5.14            Environmental Matters.

(a)            To Buyer’s Knowledge, Buyer and Buyer’s ownership of the Buyer Assets are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)            To Buyer’s Knowledge, there are no environmental conditions that could reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against Buyer or any Buyer Asset under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location.

(c)            None of Buyer or the Buyer Assets have received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)            None of Buyer or the Buyer Assets are subject to any pending, or to the Knowledge of Buyer, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

(e)            All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any of Buyer or the Buyer Assets, as applicable, under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to Buyer’s Knowledge are valid and currently in effect, and to Buyer’s Knowledge each of Buyer and the Buyer Assets are in material compliance with such authorizations.

(f)            To Buyer’s Knowledge, there has been no release of any Constituents of Concern into the Environment in, on or under any Buyer Asset that, with notice or the passage of time or both, could reasonably be expected to result in a material liability pursuant to Environmental Law.

5.15            Form S-3 Eligibility. As of the date of this Agreement, KRP is eligible to register for resale by the Sellers under Form S-3 promulgated under the Securities Act the Common Units to be issued hereunder and the Common Units issuable upon exchange of the Opco Common Units and the Class B Units to be issued hereunder.

5.16            Brokers’ Fees. Buyer and their Affiliates have not entered into any Contract with any Person that would require the payment by the Sellers or their Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement.

5.17            Funds. Buyer has and will have on the Closing Date and at the time on which any post-Closing payment by Buyer pursuant to this Agreement is required to be made, in each case, cash on hand or other sources of immediately available funds sufficient to pay the Adjusted Cash Purchase Price and all of Buyer’s and its Affiliates’ fees and expenses associated with the transactions contemplated by this Agreement.

5.18            Distribution Restrictions. Neither Buyer nor any of their subsidiaries is currently prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from making distributions with respect to its equity securities, from repaying to Buyer or any of their subsidiaries any loans or advances or from transferring any property or assets to Buyer or any of their subsidiaries, except (a) such prohibitions mandated by the laws of Buyer’s and each of their subsidiaries’ state of formation and the terms of Buyer’s and each of their subsidiaries’ Organizational Documents and prohibitions contained in the Credit Agreement, dated as of January 11, 2017, as amended through June 7, 2022, among KRP, the several lenders from time to time parties thereto and Citibank, N.A., as administrative agent (the “Buyer Credit Agreement”), (b) where such prohibition would not have a Buyer Material Adverse Effect and (c) as set forth in Schedule 5.18.

5.19            Exemptions from Securities Laws. Provided that the representations made by the Sellers in Section 3.6 of this Agreement are true and accurate on the Closing Date and the First Stepdown Date, as applicable, the issuance of Opco Common Units and Class B Units to each Seller in accordance with the terms of this Agreement will be exempt from the registration requirements of the Securities Act, and no document will be required to be filed, no proceeding will be required to be taken and no permit, approval, consent or authorization will be required to be obtained by Buyer under the Securities Act in connection with such issuance.

5.20            Sarbanes-Oxley. KRP and, to Buyer’s Knowledge, the directors or officers of KRP’s general partner, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

5.21            Investment Company Status. Neither KRP nor any of its subsidiaries (including Opco) is, and immediately after the purchase of the Acquired Assets hereunder, neither KRP nor any of its subsidiaries will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

5.22            BUYER’S INDEPENDENT INVESTIGATION; DISCLAIMER. BUYER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE ACQUIRED ASSETS AND THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE ACQUIRED ASSETS. BUYER IS (OR ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF the SELLERs SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, AND BUYER:

(a)            ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY the SELLERs OR their DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)            ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF the SELLERs SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, NONE OF the SELLERs OR their RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE, AND EACH SUCH PERSON DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF the SELLERs OR ANY OF their AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE DILIGENCE INFORMATION”). SOLELY TO THE EXTENT SUCH INFORMATION IS NOT THE EXPRESS SUBJECT MATTER OF THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, BUYER HAS NOT RELIED ON SUCH INFORMATION FOR PURPOSES OF ENTERING INTO THIS AGREEMENT AND the SELLERs AND their RESPECTIVE DIRECTORS, OFFICERS, DIRECT AND INDIRECT EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS AND REPRESENTATIVES SHALL HAVE NO RESPONSIBILITY FOR ANY FAILURE OF SUCH DUE DILIGENCE INFORMATION TO BE TRUE OR CORRECT; AND

(c)            ACKNOWLEDGES AND AGREES THAT (i) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (ii) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (iii) SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF the SELLERs SET FORTH HEREIN, BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK.

Article 6
Covenants

6.1            Conduct of Sellers’ Business.

(a)            Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.1 or (iii) for any actions required to be taken by the Sellers pursuant to Law, between the Execution Date and the Closing, without the prior written consent of Buyer, in each case which shall not be unreasonably withheld, conditioned, or delayed, the Sellers shall (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of the Acquired Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of each such Person.

(b)            Restricted Activities. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (provided, that if Buyer fails to reject in writing a request for consent from such Seller within five (5) Business Days of Seller’s Notice requesting such consent, Buyer shall be deemed to have provided such consent), between the Execution Date and the Closing, the Sellers shall not:

(i)            offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, any (A) Acquired Assets or (B) rights, warrants, commitments or options to acquire any Acquired Assets;

(ii)            terminate (other than terminations based on the expiration without any affirmative action by such Seller or that do not result in any material liability to the Acquired Assets), cancel, materially amend or modify any Seller Material Contract; or

(iii)            agree, whether in writing or otherwise, to do any of the foregoing

(c)            Requests for approval of any action restricted by this Section 6.1 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Buyer:

Matt Daly
Kimbell Royalty Group
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Email: [***]

6.2            Conduct of Buyer’s Business.

(a)            Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.2, or (iii) for any actions required to be taken by Buyer pursuant to Law, without the prior written consent of Sellers’ Representative, in each case which shall not be unreasonably withheld, conditioned or delayed, between the Execution Date and the Closing, Buyer shall (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of Buyer in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Buyer.

(b)            Restricted Activities. Without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed (provided, that if Sellers’ Representative fails to reject in writing a request for consent from Buyer within five (5) Business Days of Buyer’s Notice requesting such consent, Sellers’ Representative shall be deemed to have provided such consent), and except as expressly contemplated in this Agreement, between the Execution Date and the Closing, Buyer shall not:

(i)            amend its Organizational Documents in a manner that would have an adverse effect on the rights, preferences or privileges of the Common Units;

(ii)            adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)            change its accounting methods, policies, or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Buyer to Sellers’ Representative;

(iv)            acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person, including the formation of any joint ventures;

(v)            offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, any (A) equity interests in, Buyer or its subsidiaries, (B) securities convertible into any equity interests in Buyer or its subsidiaries or (C) rights, warrants, commitments or options to acquire any equity interests in, Buyer or its subsidiaries, in each case other than as permitted by the Buyer Credit Agreement or among wholly-owned subsidiaries of Buyer;

(vi)            (A) except in connection with Buyer’s regularly scheduled quarterly cash distributions and other cash dividends or distributions between Buyer and its subsidiaries in connection therewith, declare, set aside or pay any dividends on, or make any other distribution in respect of any of Buyer’s or its subsidiaries’ equity interests (whether in the form of stock or property or any combination thereof), (B) adjust, split, combine or reclassify any equity interests in Buyer or its subsidiaries or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in Buyer or its subsidiaries;

(vii)            enter into any new line of business;

(viii)            incur any Indebtedness for Borrowed Money (other than in the Ordinary Course, including to fund all or any portion of the Adjusted Cash Purchase Price, and as otherwise permitted pursuant to the Buyer Credit Agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer or its subsidiaries’, in each case other than among wholly owned subsidiaries of Buyer;

(ix)            enter in to or modify or permit any of its subsidiaries to enter into or modify the terms of any transaction with an Affiliate of Buyer or its subsidiaries or terminate any such arrangement (other than arrangements between Buyer and any wholly owned subsidiaries thereof);

(x)            make or change any material Tax elections, except as required by applicable Law; or

(xi)            agree, whether in writing or otherwise, to do any of the foregoing.

(c)            Requests for approval of any action restricted by this Section 6.2 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Sellers’ Representative:

Barry Clark

800 North Shoreline Blvd., Suite 900 North

Corpus Christi, Texas 78401

Telephone: 361-888-7708

Email: [***]

(d)            Nothing in this Section 6.2 shall restrict or otherwise prohibit any activities of Kimbell Tiger Acquisition Corporation or its subsidiaries, including in connection with any business combination transaction or termination and liquidation thereof.

6.3            Access; Confidentiality.

(a)            To the extent related to the Acquired Assets, from and after the date hereof until the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 6.3 and obtaining any required consents of Third Parties (which consents the Sellers shall use commercially reasonable efforts to obtain; provided, that the Sellers shall not be required to make any payments therefor), each Seller shall provide Buyer and Buyer’s Representatives access to the Records that are in such Seller’s or its Affiliate’s possession or control at such time (the “Assessment”); provided, however, such access shall not materially interfere with such Seller’s ownership of the Acquired Assets in the Ordinary Course. Any Assessment conducted by Buyer or on behalf of Buyer hereunder shall be conducted at Buyer’s sole cost, risk and expense and any conclusions resulting from any such Assessment shall be deemed to result solely from Buyer’s own independent review and judgment. Subject to the express representations and warranties contained in Article 4, the Seller shall not be deemed by Buyer’s receipt of the Records in connection with any Assessment to have made any representation or warranty, express, implied or statutory, as to the Acquired Assets or the accuracy of such Records or the information contained therein.

(b)            All information obtained by and access granted to Buyer and its representatives under this Section 6.3 shall be subject to the terms of Section 6.9 and the Confidentiality Agreement (whichever is more stringent).

(c)            Contact with Business Relations. Prior to the Closing, Buyer and Buyer’s Representatives shall contact and communicate with the business relations of a Seller and its Affiliates in connection with the transactions contemplated hereby only with the prior written consent of such Seller, such consent not to be unreasonably withheld. Upon request by Buyer, to the extent such consent is granted, such Seller shall use commercially reasonable efforts to facilitate communications between Buyer and the employees, customers, suppliers and other business relations of such Seller.

6.4            Books and Records. No later than thirty (30) days after Closing, each Seller shall deliver to Buyer all Records that are in possession of such Seller, except for the Excluded Records. From and after the Closing Date, subject to Section 6.9, each Seller may (at such Seller’s sole cost and expense) retain a copy of any or all of the Due Diligence Information and all other books and records relating to the business or operations of the Acquired Assets on or before the Closing Date that are required by such Seller to comply with legal obligations or that relate to the Excluded Assets.

6.5            Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. Following the Closing, the Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions and effectuate the conveyance of the Acquired Assets contemplated by this Agreement in accordance with the terms hereof.

6.6            Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and the Sellers’ Representative; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations under applicable securities or other Laws or under the rules of any stock or commodities exchange after consultation with the other Party; provided, further, that nothing in this Section 6.6 will preclude (a) any Party, their Affiliates or their Representatives from making any “tombstone” or similar advertisement that does not state the Unadjusted Purchase Price or Adjusted Cash Purchase Price, any component thereof, or the manner of its determination with the prior written consent of Buyer or the Sellers’ Representative, which consent will not be unreasonably conditioned, delayed, or withheld, (b) any Party from discussing (on a confidential basis) the return on any underlying investment with respect to the Acquired Assets and the acquisition or disposition of the Acquired Assets in connection with legitimate fundraising activities or fund performance reporting to current or prospective investors, lenders, or partners post-Closing, (c) any Party from communicating with its employees on a confidential basis.

6.7            Fees and Expenses; Transfer Taxes.

(a)            Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

(b)            Buyer shall be responsible for, and shall indemnify and hold harmless the Sellers against, any state or local transfer, sales (including bulk sales), use, real property transfer, controlling interest transfer, filing, value added, documentary, stamp, gross receipts, registration, conveyance, excise, recording, licensing, stock transfer stamps or other similar Taxes and fees arising out of or in connection with or attributable to the transactions contemplated by this Agreement (the “Transfer Taxes”). All Tax Returns with respect to Transfer Taxes incurred in connection with this Agreement or otherwise in connection with the transactions contemplated hereunder shall be timely filed by the Party responsible for such filing under applicable law. Buyer, Sellers’ Representative and each Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.

(c)            To the extent that the transactions contemplated under this Agreement are determined to involve a transfer of tangible personal property, Buyer and the Sellers acknowledge and agree that such transactions constitute a sale of an identifiable segment of a business for purposes of Section 151.304 of the Texas Tax Code.

6.8            Taxes.

(a)            Each Party shall be responsible for and bear its own Income Taxes. Each Seller shall be allocated, retain responsibility for, and shall bear, all Asset Taxes for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. This Section 6.8 shall be applied separately with respect to each Seller and such Seller’s right, title and interest in and to the Acquired Assets being conveyed by such Seller to Buyer pursuant to this Agreement. All Asset Taxes arising with respect to periods on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (C)) shall be allocated based on severance or production occurring before the Effective Time (which shall be such Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be such Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs (which shall be such Seller’s responsibility) and the portion of the Straddle Period beginning on the day on which the Effective Time occurs (which shall be Buyer’s responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs and the portion of the Straddle Period beginning on the day on which the Effective Time occurs. To the extent the actual amount of any Asset Taxes described in this Section 6.8(a) is not determinable on the Closing Date or the Final Settlement Date, Buyer and Sellers’ Representative shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.8. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 6.8(a).

(b)            Except as required by applicable Law, Sellers’ Representative shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed with respect to Asset Taxes, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for all Tax periods that end before the Effective Time (regardless of when due) and any Straddle Period (to the extent such Tax Returns are required to be filed before the Closing Date). Buyer shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed with respect to Asset Taxes, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for any Straddle Period (to the extent such Tax Returns are required to be filed on or after the Closing Date). Each Party shall indemnify and hold the other Parties harmless for any failure to file such Tax Returns and to make such payments. Each Party shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Law. Each Party shall provide the other Party with a copy of any Tax Return relating to any Straddle Period for such other Party’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Tax period, if such Tax Return is required to be filed less than ten (10) days after the close of such Tax period), and the filing Party shall incorporate all reasonable comments of such other Party provided to such filing Party in advance of the due date for the filing of such Tax Return. The Parties agree that (x) this Section 6.8(b) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes with respect thereto are paid to the applicable Governmental Authority, and (y) nothing in this Section 6.8(b) shall be interpreted as altering the manner in which Asset Taxes (other than any penalties, interest, or additions to tax attributable to any Party’s breach of its obligations under this Section 6.8(a) which shall be borne by the breaching Party) are allocated to and economically borne by the Parties in accordance with Section 6.8(a).

(c)            Buyer, Sellers’ Representative and each Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer, Sellers’ Representative or any Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Acquired Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(d)            Without duplication of clause (a) or (b) of the definition of Excluded Assets, each Seller shall be entitled to any and all refunds of Asset Taxes allocated to such Seller pursuant to Section 6.8(a), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 6.8(a). If a Party receives a refund of Asset Taxes to which another Party is entitled pursuant to this Section 6.8(d), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

(e)            Sellers’ Representative, on behalf of all Sellers, and Buyer shall have the right at any time prior to Closing to assign all or a portion of its respective rights under this Agreement to a Qualified Intermediary (as that term is defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code; provided, that (i) the Closing shall not be delayed or affected by reason of such like-kind exchange or any actions taken by Sellers’ Representative, any Seller or Buyer in connection with this Section 6.8(e), (ii) an assignment under this Section 6.8(e) shall not release any Party from its liabilities and obligations under this Agreement nor shall the consummation or accomplishment of such like-kind exchange be a condition to the Parties’ obligations under this Agreement; (iii) the non-assigning Party’s rights under this Agreement shall not be altered or diminished in any manner; (iv) the assigning Party shall indemnify, defend, and hold the non-assigning Party harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to reasonable legal fees and any additional Taxes, including Transfer Taxes) in connection with such like-kind exchange; and (v) neither Party represents to the other that any particular tax treatment will be given to either Party as a result of any such assignment. In the event either Party assigns its rights under this Agreement pursuant to this Section 6.8(e), such Party agrees to notify the other Party in writing of such assignment at or before Closing. If Sellers’ Representative, on behalf of the Sellers, assigns rights under this Agreement for this purpose, Buyer agrees to (A) consent to such assignment of rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (B) pay all or a portion of the Adjusted Cash Purchase Price and any adjustments thereto into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns its rights under this Agreement for this purpose, Sellers’ Representative agrees to (I) consent to such assignment of rights in this Agreement in the form reasonably requested by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder (but in no event will any Seller be required to transfer the Acquired Assets in any form other than through a transfer of the Acquired Assets and in no event will any Seller be required to transfer the Acquired Assets to more than one transferee (i.e., all of the Acquired Assets will be transferred to a single transferee)), (II) accept all or a portion of the payments payable under this Agreement from the account designated by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder at Closing, and (III) at Closing, subject to the limitations otherwise set forth herein, convey and assign directly to Buyer’s Qualified Intermediary or Buyer’s Exchange Accommodation Titleholder (as directed in writing) the Acquired Assets which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof.

(f)            Buyer shall use its reasonable best efforts to, after Closing, notify each operator of each Well associated with the Acquired Assets of the change of the employee identification number associated with the Acquired Assets.

6.9            Confidentiality.

(a)            Buyer acknowledges that, pursuant to its right of access to the Records, as set forth in Section 6.3, Buyer will become privy to confidential and other information of the Sellers and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement and this Section 6.9. Notwithstanding anything to the contrary in this Agreement, upon Closing, all obligations of Buyer under the terms of the Confidentiality Agreement shall terminate as it relates to the Acquired Assets.

(b)            Subject to Section 6.6, for a period of one (1) year from and after the Closing Date, each Seller shall, and shall cause its Affiliates to, not make disclosure to Third Parties of any confidential or proprietary information relating to Buyer or the Acquired Assets, except with the prior written consent of Buyer or as required by, or requested pursuant to, applicable Law, regulation or legal, judicial or administrative process (including an audit or examination by a regulatory authority or self-regulatory organization), except to the extent that such information (i) is generally available to the public through no fault of such Seller or any of its Affiliates committed following Closing or (ii) is lawfully acquired by such Seller or any of its Affiliates from and after the Closing from sources which are not known to such Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Buyer or the Acquired Assets; provided, however, that (x) nothing shall prohibit such Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following the Closing, (y) such Seller and its Affiliates may discuss (on a confidential basis) the underlying investment with respect to the Acquired Assets and the acquisition or disposition of the Acquired Assets in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders, or partners.

6.10            Notices to Escrow Agent and Transfer Agent. The Sellers’ Representative and Buyer shall provide the Escrow Agent and Transfer Agent, as applicable, with such notices, directions and instructions (as are necessary for the Escrow Agent to fulfill its obligations set forth in the Cash Escrow Agreement) in accordance with the provisions of this Agreement.

6.11            [Reserved].

6.12            No Shop. Until the earlier of the occurrence of Closing or the termination of this Agreement pursuant to Article 8:

(a)            Each Seller and its Affiliates shall, and shall direct each of their Representatives to, immediately cease any discussions or negotiations with any Persons with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition. From the Execution Date until the Closing, no Seller shall, and shall not authorize or permit any of its Affiliates or any of their respective Representatives to, and shall not resolve or propose to, directly or indirectly, encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition.

(b)            No Seller shall, and shall cause its subsidiaries not to, enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(c)            For the purposes of this Agreement, “Third Party Acquisition” shall mean the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions, whether by sale, merger or otherwise, of all or any part of the Acquired Assets.

6.13            Lock-Up. During the period beginning on the Closing Date and ending (a) with respect to the Sellers other than MB Minerals, on the earlier of (i) the forty-fifth (45th) day after the Closing Date or (ii) the date on which a registration statement with respect to the resale of the Common Units (including Common Units issuable upon exchange of Opco Common Units) in accordance with the Registration Rights Agreement is declared effective by the SEC, and (b) with respect to MB Minerals, on the one hundred twentieth (120th) day after the Closing Date (in each case excluding the Closing Date for purposes of calculating such date) (the “Lock-Up Period”), each Seller will not lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Units, Opco Common Units or Class B Units issued hereunder , whether any such transaction is to be settled by delivery of Common Units, Opco Common Units, Class B Units or other securities, in cash, or otherwise. In the interest of clarity, nothing in this Section 6.13 shall restrict such holder from (x) utilizing customary hedging strategies that may involve the pledge of Common Units as collateral until such time as the Common Units are ultimately disposed on or after expiration of the Lock-Up Period or (y) filing a registration statement with respect to the Common Units in accordance with the Registration Rights Agreement and in compliance with the Securities Act. Nothing in this Section 6.13 shall prohibit or limit the ability of such holder to effect any transfer of Common Units (a) as a bona fide gift or gifts or any other similar transfer or distribution that does not involve a sale or other disposition for value, (b) to any such Person’s partners, members or stockholders as part of a distribution, (c) to any corporation, partnership or other entity that is an Affiliate of such Person, in each case of the forgoing clauses (a) through (c), so long as (x) such transfer does not occur until after such holder’s Common Units are included in a registration statement on Form S-3 that has been declared effective by the SEC and (y) the transferee agrees in writing to be bound by all the terms of this Section 6.13, (d) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Common Units or (e) pursuant to an order of a court or regulatory agency.

6.14            Additional Listing Application. As promptly as practicable after the date of this Agreement, but in any event after taking into consideration the rules and regulations of the New York Stock Exchange with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing Application, Buyer shall submit to the New York Stock Exchange an additional listing application relating to the Common Units issuable hereunder and upon exchange of the Opco Common Units and Class B Units issued hereunder (the “Additional Listing Application”) and shall use its commercially reasonable efforts to secure the New York Stock Exchange’s approval of the Additional Listing Application, subject to official notice of issuance.

Article 7
Conditions to Closing

7.1            Conditions to Obligations of Buyer to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Buyer:

(a)            Representations, Warranties, and Covenants. (i) The representations and warranties of the Sellers set forth in Sections 3.1 and 3.2 will be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of the Sellers made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Seller Material Adverse Effect qualifications contained herein) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Seller Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b)            Performance. The Sellers shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by such Person on or before the Closing.

(c)            No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)            Closing Deliverables. Buyer shall have received the documents and certificates required under Section 2.5(a).

(e)            No Seller Material Adverse Effect. No Seller Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Seller Material Adverse Effect.

(f)            No Walk Right. Subject to Section 2.4, the Walk-Right Amounts shall not be, in the aggregate, more than the Walk-Right Threshold.

7.2            Conditions to the Obligations of the Sellers to Closing. The obligation of the Sellers to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by the Sellers’ Representative:

(a)            Representations, Warranties, and Covenants. (i) The representations and warranties of Buyer set forth in Sections 5.1, 5.2 and 5.4 will be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Buyer made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Buyer Material Adverse Effect qualifications contained herein) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Buyer Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)            Performance. Buyer shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing.

(c)            No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)            Closing Deliverables. The Sellers’ Representative shall have received the documents and certificates required under Section 2.5(b).

(e)            No Buyer Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Buyer Material Adverse Effect.

(f)            No Walk Right. Subject to Section 2.4, the Walk-Right Amounts are not, in the aggregate, more than the Walk-Right Threshold.

(g)            NYSE Approval. The Additional Listing Application shall have been approved and the Common Units issuable hereunder and upon exchange of the Opco Common Units and Class B Units issuable hereunder shall have been approved for listing on the New York Stock Exchange.

Article 8
Termination

8.1            Termination. Subject to Section 8.2, at any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)            by the mutual written consent of Buyer and Sellers’ Representative;

(b)            by either Buyer or Sellers’ Representative, upon Notice to the other Party, if the Closing has not been consummated by June 17, 2023; provided, however, that neither Buyer nor Sellers’ Representative will be entitled to terminate this Agreement pursuant to this Section 8.1(b) if such Person’s breach of any representation, warranty or covenant set forth in this Agreement has been the cause of the Closing failing to occur by such date;

(c)            by Buyer, upon Notice to Sellers’ Representative, if (i) there has been a breach by a Seller of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer set forth in Sections 7.1(a) or 7.1(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by such Seller within thirty (30) days after Notice thereof from Buyer, (ii) Buyer is ready, willing and able to perform all covenants to be performed by Buyer at Closing and (iii) Buyer is not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of the Sellers set forth in Sections 7.2(a) or 7.2(b);

(d)            by Sellers’ Representative, upon Notice to Buyer, if (i)(A) there has been a breach by Buyer of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of the Sellers set forth in Sections 7.2(a) or 7.2(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after Notice thereof from Sellers’ Representative, (B) the Sellers are ready, willing and able to perform all covenants to be performed by the Sellers at Closing and (C) the Sellers are not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer set forth in Sections 7.1(a) or 7.1(b) or (ii) (x) Buyer has failed to comply with its obligation to consummate the Closing within two (2) Business Days after the date on which it is obligated to consummate the Closing pursuant to Section 2.6, (y) all the conditions set forth in Article 7, other than the conditions to be satisfied a Closing, have been and continue to be satisfied or have been waived on the date on which Closing was to have occurred pursuant to Section 2.6 and (z) the Sellers stood ready, willing and able to consummate the Closing throughout such period;

(e)            subject to Section 2.4, by Sellers’ Representative or Buyer, if the Walk-Right Amounts exceed the Walk-Right Threshold;

(f)            by either Buyer or Sellers’ Representative, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction or other action shall have become final and non-appealable; or

(g)            by Sellers’ Representative, in the event that, prior to 5:00 p.m. local time in Houston, Texas on the date that is one (1) Business Day after the Execution Date, Buyer fails to fund into the Cash Escrow Account the Cash Escrow Amount pursuant to Section 2.7(a).

8.2            Effect of Termination. If a Party terminates this Agreement under Section 8.1, then such Party shall promptly give Notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become null and void and have no effect, except that the agreements contained in Article 1, this Article 8, Article 10, the provisions of Section 6.3, Section 6.6 and Section 6.7 shall survive termination hereof. No termination of this Agreement pursuant to Section 8.1 and nothing contained in this Section 8.2 shall relieve any Party to this Agreement of liability for willful breach of this Agreement occurring prior to any termination, or for willful breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

8.3            Remedies for Termination.

(a)            If Sellers’ Representative has the right to terminate this Agreement pursuant to Section 8.1(d), then the Sellers shall be entitled to either (i) terminate this Agreement (in which case, the Sellers shall receive the Cash Escrow Amount from the Escrow Agent as liquidated damages, and the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to the Sellers), or (ii) in lieu of terminating this Agreement, seek specific performance of this Agreement. In the event Sellers’ Representative seeks specific performance in accordance with the preceding sentence and specific performance is not granted, Sellers’ Representative shall have the right to terminate this Agreement (in which case, the Sellers shall receive the Cash Escrow Amount from the Escrow Agent as liquidated damages, and the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to the Sellers). If Sellers’ Representative terminates this Agreement as described in this Section 8.3(a), upon such termination, the Sellers shall be free immediately to enjoy all rights of ownership of the Acquired Assets and to sell, transfer, encumber or otherwise dispose of the Acquired Assets to any Person without any restriction under this Agreement. The Parties agree that the foregoing described liquidated damages in clause (i) of this Section 8.3(a) are reasonable considering all of the circumstances existing as of the date of this Agreement and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Sellers’ Representative. Buyer waives any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of the Sellers and Buyer agrees not to challenge any such equitable relief sought in accordance with this Section 8.3(a).

(b)            If Buyer has the right to terminate this Agreement pursuant to Section 8.1(c), then Buyer shall be entitled to (i) terminate this Agreement, receive return of the Cash Escrow Amount from the Escrow Agent, in which case the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Buyer, and may recover the Termination Amount determined in accordance with Schedule 8.3(b), or (ii) in lieu of terminating this Agreement, seek specific performance of this Agreement. In the event Buyer seeks specific performance in accordance with the preceding sentence and specific performance is not granted, Buyer shall have the right to terminate this Agreement, receive return of the Cash Escrow Amount from the Escrow Agent, in which case the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Buyer, and may pursue a claim for actual damages against the Sellers in an amount up to the amount of the Cash Escrow Amount. The Seller waive any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Buyer and the Sellers agrees not to challenge any such equitable relief sought in accordance with this Section 8.3(b).

(c)            If Sellers’ Representative has the right to terminate this Agreement pursuant to Section 8.1(g), Buyer shall promptly pay to the Sellers an amount in cash equal to ten percent (10%) of the Unadjusted Cash Purchase Price.

(d)            If this Agreement terminates for reasons other than those set forth in Sections 8.3(a), 8.3(b) or 8.3(c), then (i) the Parties shall have no liability or obligation hereunder as a result of such termination, (ii) each of the Parties shall, within five (5) Business Days of the date this Agreement is terminated, execute and deliver written instructions to the Escrow Agent instructing the Escrow Agent to return the Cash Escrow Amount to Buyer free and clear of any claims thereon by the Sellers, and (iii) the Sellers shall be free immediately to enjoy all rights of ownership of the Acquired Assets and to sell, transfer, encumber or otherwise dispose of the Acquired Assets to any Person without any restriction under this Agreement.

(e)            Upon termination of this Agreement, (i) each Party shall return to the other Party or destroy (at the receiving Party’s option and expense) all confidential information furnished by or on behalf of a Party in connection with its due diligence investigation of the Acquired Assets or Buyer (as applicable) and (ii) an officer of the receiving Party shall promptly certify the receiving Party’s compliance with preceding clause (i) to the disclosing Party in writing.

Article 9
Indemnification

9.1            Survival of Representations, Warranties and Covenants. All representations and warranties set forth in this Agreement (and in each case the corresponding representations and warranties given in the certificates delivered at Closing pursuant to this Agreement) shall survive the Closing until the date that is one (1) year after the Closing Date. All covenants and agreements of the Parties contained herein shall terminate (a) upon the Closing, if performance is solely required prior to or concurrently with the Closing, and (b) upon the expiration by their terms of the obligations of the applicable Party under such covenant or agreement, if performance is required in the period from and after the Closing; provided, that the covenants contained in Section 6.1 and Section 6.2 shall survive the Closing until the date that is one hundred eighty (180) days after the Closing Date. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided that notwithstanding the limitations set forth in the two preceding sentences, with respect to any specific claim for indemnification hereunder delivered to the applicable Party in accordance with the terms hereof on or before the expiration of such survival period, such claim and the applicable Party’s obligation with respect thereto shall survive until resolved pursuant to the terms hereof.

9.2            Indemnification in Favor of Buyer.

(a)            Subject to the other terms of this Article 9, from and after the Closing Date, (i) MB Minerals, jointly and severally, and (ii) the other Sellers, severally and not jointly, in accordance with their respective pro rata share of the Unadjusted Purchase Price, agree to and shall, indemnify, defend and hold harmless Buyer, its Affiliates and its and their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Buyer Indemnified Parties”), from, against and in respect of any and all Losses suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from:

(i)            any inaccuracy or breach of any representation or warranty made by the Sellers in Article 3 or Article 4 or in the certificate delivered by Sellers’ Representative pursuant to Section 2.5(a)(iv);

(ii)            any failure or breach of any covenant, agreement or undertaking made by the Sellers in this Agreement;

(iii)            any of the Retained Liabilities;

(iv)            Seller Taxes; and

(v)            the matters set forth on Schedule 9.2(a)(v).

(b)            “Losses” means any and all liabilities, damages, fines, penalties, losses, costs, expenses, claims, awards or judgments actually incurred, involving or otherwise suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable out of pocket fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation of such matters, and the costs of enforcement of the indemnity.

(c)            The Losses of the Buyer Indemnified Parties described in this Section 9.2 as to which the Buyer Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as the “Buyer Losses.”

(d)            Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.2, (i) an inaccuracy or breach of a representation or warranty (other than any reference to “Material” in the term “Seller Material Contract”) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Seller Material Adverse Effect (which instead will be read as any adverse effect or change), and (ii) the amount of Losses in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i) but excluding and any reference to “Material” in the term “Seller Material Contract”) shall be determined without regard to any limitation or qualification as to materiality or Seller Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

9.3            Indemnification Obligations of Buyer.

(a)            Subject to the other terms of this Article 9, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless the Sellers, their Affiliates, their direct and indirect equity holders and their controlling persons, and each of their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from:

(i)            any inaccuracy or breach of any representation or warranty made by Buyer in Article 5 or in the certificate delivered by Buyer pursuant to Section 2.5(b)(iv);

(ii)            any failure or breach of any covenant, agreement or undertaking made by Buyer in this Agreement;

(iii)            Taxes allocable to Buyer under Section 6.8(a) (taking into account, and without duplication of, (A) any such Taxes effectively borne by Buyer as a result of the adjustments under Section 2.2 and (B) any payments made by the Parties pursuant to Section 6.8(a)); and

(iv)            any of the Assumed Liabilities.

(b)            The Losses of Seller Indemnified Parties described in this Section 9.3 as to which the Seller Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as “Seller Losses.”

(c)            Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.3, (i) an inaccuracy or breach of a representation or warranty (other than Sections 5.8 and 5.12) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change), and (ii) the amount of Losses in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i) but excluding Section 5.12(a)) shall be determined without regard to any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

9.4            Indemnification Procedure.

(a)            Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a Third Party (including any Governmental Authority) of any claim for Losses or the commencement of a Proceeding or audit with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Buyer Losses or any Seller Losses (as the case may be), such Indemnified Party will notify Buyer or Sellers’ Representative, as the case may be (in such capacity, Buyer or Sellers’ Representative is hereinafter referred to as an “Indemnifying Party”) of such claim, Proceeding or audit; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Agreement except to the extent, and only to the extent, that such failure materially prejudices the Indemnifying Party. The Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within fifteen (15) days after receiving such notice, to assume the defense of such Proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to (i) assume the defense of the Proceeding on the terms provided above or to prosecute such defense in good faith or (ii) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such fifteen (15) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and the Indemnifying Party will (subject to the other terms and provisions of this Agreement) pay the reasonable fees and disbursements of such counsel as incurred. In any Proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Proceeding, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable best efforts to (x) diligently conduct the defense of any Proceeding for which it is maintaining the defense, (y) keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any Proceeding the defense of which they are maintaining and (z) cooperate in good faith with each other with respect to the defense of any such Proceeding; provided, that the Indemnified Party shall not be required to bring counter-claims or cross-claims against any Person.

(b)            No Indemnified Party may settle or compromise any claim or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnifying Party from all liability arising out of such Proceeding, (ii) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnifying Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party’s Affiliates. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder that (A) does not result in a final, non-appealable, resolution of the Indemnified Party’s liability with respect to the Proceeding (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such Proceeding) or (B) may adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), which consent shall not be unreasonably withheld, conditioned or delayed.

(c)            A claim for indemnification by an Indemnified Party for any matter not involving a Proceeding by a Third Party may be asserted by Buyer (on behalf of the Buyer Indemnified Parties) or Sellers’ Representative (on behalf of the Seller Indemnified Parties), as applicable, by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify with reasonable specificity the basis for such claim. The Indemnifying Party shall have thirty (30) days from its receipt of the notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed disputed by the Indemnifying Party hereunder. If the Indemnifying Party notifies the Indemnified Party within such thirty (30) day period that it disputes the claim for such Losses, then the Indemnified Party may continue to seek remedies available to it on the terms and subject to the provisions of this Agreement.

9.5            Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow.

(a)            Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim shall be made as and when Losses with respect thereto are incurred by the Indemnified Party and within fifteen (15) Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim shall be made within fifteen (15) Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 9 (whether because the Indemnifying Party admits or acknowledges liability or otherwise) or (ii) if disputed, the date of a Final Determination of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.

(b)            Once a payment is owed and payable as set forth in Section 9.5(a), in circumstances where amounts are owing to any Buyer Indemnified Party from the Sellers in accordance with this Agreement, then Buyer and Sellers’ Representative shall execute a Joint Instruction Letter to instruct the Transfer Agent to pay such amount to the Buyer Indemnified Party through Indemnity Escrow Units with a total value equal to the amount to be so disbursed (valuing such Indemnity Escrow Units at the Per Unit Value), in portions of Indemnity Escrow Units. Notwithstanding anything herein to the contrary, no fractional Common Units, no fractional Opco Common Units or fractional Class B Units shall be disbursed from the Transfer Agent, and, to the extent that any such fractional units would be required to be so disbursed but for this sentence, such fractional units shall be rounded up or down to the nearest whole number of the applicable Common Units. Buyer acknowledges and agrees that, prior to the First Stepdown Date (or the earlier exhaustion of the Indemnity Escrow Units), Buyer and the Buyer Indemnified Party’s primary recourse for any indemnity claim under Section 9.2 shall be against the Indemnity Escrow Units as provided in this Section 9.5, and Buyer and the Buyer Indemnified Parties shall not seek recourse for the amount of indemnity claims under Section 9.2 until and unless the Indemnity Escrow Units are exhausted or if the aggregate amount of claims exceeds the aggregate Indemnity Escrow Units.

9.6            Limits of Liability.

(a)            Notwithstanding anything to the contrary set forth herein, Buyer Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 9.2(a)(i) for any individual Buyer Loss or series of related Buyer Losses (i) unless the amount of each such Buyer Loss or series of related Buyer Losses exceeds one hundred thousand Dollars ($100,000) and (ii) then only to the extent that all such Buyer Losses or series of related Buyer Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Seller Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Seller Fundamental Representations or the Special Warranty of Title. In no event shall the Sellers be liable for any Buyer Losses (when taken together with all other Buyer Losses indemnifiable in accordance with the terms of this Article 9) in excess of the Unadjusted Purchase Price.

(b)            Notwithstanding anything to the contrary set forth herein, Seller Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 9.3(a)(i) for any individual Seller Loss or series of related Seller Losses (i) unless the amount of each such Seller Loss or series of related Seller Losses exceeds one hundred thousand Dollars ($100,000) and (ii) then only to the extent that all such Seller Losses or series of related Seller Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Buyer Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Buyer Fundamental Representations. In no event shall Buyer be liable for any Seller Losses (when taken together with all other Seller Losses indemnifiable in accordance with the terms of this Article 9) in excess of the Unadjusted Purchase Price.

9.7            Sole and Exclusive Remedy.

(a)            From and after the Closing, except for the Special Warranty of Title in the Asset Assignments, the remedies set forth in this Article 9 shall, in the absence of Fraud, provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement, any certificate (including the certificates delivered at Closing by Buyer and Sellers’ Representative pursuant to Section 2.5(a)(iv) and Section 2.5(b)(iv), respectively) or instrument delivered pursuant hereto, including any and all liabilities or obligations related to environmental matters or liabilities or violations of Environmental Laws or releases of any Constituents of Concern, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein. The Parties acknowledge and agree that, in the absence of Fraud, from and after the Closing the remedies available in this Article 9 supersede (and each Party waives and releases) any other remedies available at Law or in equity against the other Parties including rights of rescission, rights of contribution and claims arising under applicable statutes.

(b)            Buyer, on behalf of itself and all other Buyer Indemnified Parties, further acknowledges and agrees that, after the Closing, in the absence of Fraud or as otherwise contemplated in Section 9.6(a), the amount of the Seller Cap then available shall be the sole and exclusive source for satisfaction of any claims by or on behalf of any Buyer Indemnified Party arising under this Article 9.

9.8            Compliance with Express Negligence Rule. ALL RELEASES, LIMITATIONS ON LIABILITY AND INDEMNITIES CONTAINED IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 9, SHALL APPLY IN THE EVENT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

9.9            Insurance Proceeds. The Buyer Losses and Seller Losses giving rise to any claim hereunder shall be reduced by any insurance proceeds or other payments actually received by the Indemnified Party (less the amount of any deductible paid or costs incurred by such Indemnified Party in connection therewith) in satisfaction of any Losses giving rise to the claim. Buyer shall use its commercially reasonable efforts to recover under insurance policies or under other rights of recovery for Losses; provided, however, that Buyer shall be entitled to seek payment (including indemnification) under this Agreement pending resolution of any such recovery efforts.

9.10            Tax Treatment of Indemnity Payments. For U.S. federal Income Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Unadjusted Cash Purchase Price unless otherwise required by Law.

9.11            Damages Waiver. No Indemnifying Party shall have any liability under this Article 9 to any Indemnified Party for indirect, consequential, punitive or exemplary damages or damages for lost profits, loss of revenue or diminution of value, except to the extent of reimbursement of such damages actually recovered by a Third Party from such Indemnified Party.

Article 10

OTHER PROVISIONS

10.1            Notices. All notices, requests, demands and other communications (“Notices”) required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email or facsimile transmission, then upon the earlier of (i) a reply by the intended recipient whether by email, facsimile or otherwise; provided that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply or (ii) on the first (1st) Business Day after transmission (and sender shall bear the burden of proof of delivery); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such Notices and communication shall be as follows:

If to Buyer, to:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: [***]

Attention: Robert D. Ravnaas

With a copy to:

White & Case LLP

609 Main Street

Houston, TX 77002

Email:     [***] and

[***]

Attention:             Jason A. Rocha

Charlie Ofner

and

Kelly Hart & Hallman LLP

201 Main Street #2500

Fort Worth, TX 76102

Email: [***]

Attention:      Drew Neal

If to Sellers’ Representative, to both:

MB Minerals, L.P.

800 North Shoreline Blvd., Suite 900 North

Corpus Christi, Texas 78401

Attention: Barry Clark

Telephone: 361-888-7708

Email: [***]

and

EnCap Investments L.P.

9651 Katy Freeway, Sixth Floor

Houston, Texas 77002

Attention: Ryan P. Devlin and Brooks Despot

Email: [***]

Email: [***]

With a copy to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Molly Butkus and Charles Still

Telephone: 713-221-1353

Email: [***]

Email: [***]

or to such other address or addresses as the Parties may from time to time designate in writing.

10.2            Assignment. Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.3            Rights of Third Parties. Subject to Sections 9.2, 9.3 and 10.11 and, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

10.4            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile electronic transmittal (PDF) copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.5            Entire Agreement. This Agreement (together with the Disclosure Schedules, the Transaction Documents and exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. In the event any provision of any other Transaction Document shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

10.6            Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Sellers or Buyer, as applicable, in and of itself, that such information is material to or outside the Ordinary Course of any Person or required to be disclosed on the Disclosure Schedules. Each disclosure in the Disclosure Schedules shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is reasonably apparent.

10.7            Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

10.8            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

10.9            Specific Performance. The Parties acknowledge and agree (a) that each Party would be irreparably harmed by a breach by the other Party of any of such other Party’s obligations under this Agreement and that the Parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) that the non-breaching Party shall be entitled to injunctive relief, specific performance, and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Agreement (this being in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity), and the Parties hereby consent and agree to such injunctive relief, specific performance, and other equitable remedies. Accordingly, each Party waives (i) any defenses in any action for specific performance pursuant to this Agreement that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

10.10            Governing Law; Jurisdiction.

(a)            Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the Laws that might be applicable under conflicts of laws principles that would require the application of the Laws of another jurisdiction; provided that any matters relating to real property shall be governed by the laws of the State where such real property is located.

(b)            Forum. The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above-specified courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)            Jurisdiction. To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 10.10(b).

(d)            JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR CLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

10.11            No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and, except to the extent otherwise provided herein, no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future, direct or indirect, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

10.12            Legal Representation. Following the Closing, Bracewell LLP (“Bracewell”) may serve as counsel to MB Minerals and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, notwithstanding such representation or any continued representation of any other Person, and each of the Parties (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent MB Minerals and its Non-Recourse Parties shall be solely that of Bracewell. Any privilege attaching as a result of Bracewell representing MB Minerals or any of its Affiliates in connection with this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by MB Minerals; provided, further, that in the event that any dispute arises after the Closing between Buyer, on the one hand, and any party other than the Parties or any of their respective Non-Recourse Parties, on the other hand, then Buyer may assert such privilege to prevent the disclosure of any Privileged Communications by Bracewell to such third party. In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any privilege attaching as a result of Bracewell representing MB Minerals in connection with this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by MB Minerals. As to any privileged attorney client communications between Bracewell and MB Minerals prior to the Closing Date (collectively, the “Privileged Communications”), Buyer, together with any of its Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing. Notwithstanding the foregoing, nothing herein shall be construed as a waiver by MB Minerals of the attorney-client privilege of the obligations of confidentiality owed by Bracewell to MB Minerals with respect to matters not regarding this Agreement.

10.13            Sellers’ Representative

(a)            Sellers hereby irrevocably authorize, direct and appoint Sellers’ Representative to act, and Sellers’ Representative hereby accepts such appointment to act, as sole and exclusive agent, attorney-in-fact and representative of Sellers, and authorize and direct Sellers’ Representative to (i) take any and all actions (including executing and delivering any documents, giving and receiving notices, incurring any costs and expenses on behalf of Sellers and making any and all determinations) which may be required or permitted by this Agreement to be taken by any of them, (ii) exercise such other rights, power and authority, as are authorized, delegated and granted to Sellers’ Representative pursuant to this Agreement, (iii) receive and disburse to Sellers any funds received on behalf of Sellers contemplated by this Agreement and (iv) exercise such rights, power and authority as are incidental to the foregoing. Notwithstanding the foregoing, Sellers’ Representative shall have no obligation to act on behalf of Sellers except as provided herein and any certificate, instrument or document delivered pursuant hereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by Sellers’ Representative consistent therewith, shall be absolutely and irrevocably binding on each Seller and its respective successors, as if such party personally had taken such action, exercised such rights, power or authority or made such decision or determination in such party’s capacity and all defenses which may be available to any Seller to contest, negate or disaffirm the action of Sellers’ Representative taken in good faith under this Agreement are waived. The powers, immunities and rights to indemnification granted to Sellers’ Representative Group (as defined below) hereunder are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto.

(b)            Each Seller agrees that (i) Sellers’ Representative shall not be a fiduciary when serving as “Sellers’ Representative” under this Agreement and (ii) neither Sellers’ Representative, its Affiliates nor their respective contractors, agents or advisors (collectively, the “Sellers’ Representative Group”) shall be liable for any actions taken or omitted to be taken under or in connection with this Agreement, any certificate, instrument or document delivered pursuant hereto, or the transactions contemplated hereby or thereby, except for such actions taken or omitted to be taken resulting from Sellers’ Representative’s Fraud or willful misconduct. Furthermore, each Seller shall indemnify, defend and hold harmless, severally and not jointly, pro rata based upon such Seller’s share of the sale proceeds hereunder from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including reasonable attorneys’ fees and expenses of other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement paid or incurred by Sellers’ Representative in connection with the performance of its obligations as Sellers’ Representative.

(c)            The parties agree that Buyer and its Affiliates shall be entitled to conclusively rely, without independent investigation or verification, on and shall be fully protected in relying on the appointment and authority of Sellers’ Representative and on any action taken, decisions made or instructions given by Sellers’ Representative, on behalf of each Seller. Payments made to or as directed by Sellers’ Representative pursuant to this Agreement are sufficient and binding to the same extent as though such payments were made directly to the appropriate Seller. Buyer shall not have any responsibility or Liability for any further delivery or application of any such payment, it being agreed by Sellers that, on the terms set forth herein, (i) any payment Buyer is required to make hereunder to any Seller may be made to or as directed by Sellers’ Representative on behalf of such Seller, as the case may be, (ii) Sellers shall determine among themselves the amount due to each Seller from each payment made to or as directed by Sellers’ Representative hereunder, and (iii) each Seller shall look solely to Sellers’ Representative for such Seller’s respective share of any payment made to or as directed by Sellers’ Representative hereunder.

(d)            Sellers’ Representative shall be entitled to, and shall not have any liability to Sellers for action in accordance with the following: (i) relying upon any signature believed by Sellers’ Representative to be genuine, (ii) reasonably assuming that a signatory has proper authorization to sign on behalf of the applicable party, and (iii) requesting and relying upon the written consent or written instructions of a party; provided, that Sellers’ Representative shall not have any obligation to request such consent or instructions with respect to any matter. Sellers’ Representative may resign at any time following the Closing Date, upon at least 30-days’ prior written notice to Buyer; provided, that for so long as Sellers’ Representative or Sellers have any outstanding duties or obligations hereunder, a replacement reasonably believed to be capable of carrying out the duties and performing the obligations of Sellers’ Representative hereunder shall be appointed as the “Sellers’ Representative” hereunder prior to the effectiveness of any such resignation and Sellers’ Representative shall notify Buyer of such replacement at least 30-days prior to the effectiveness of such replacement.

(e)            Neither Buyer nor any of their Affiliates, shall have any Liability whatsoever or be held liable or accountable in any manner to any Person for any act or omission of Sellers’ Representative in such capacity, including in connection with any actions or inactions of the Buyer or any of their Affiliates, in reliance on any act, decision, consent, approval or instruction of Sellers’ Representative.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER:

Kimbell Royalty Partners, LP

By: Kimbell Royalty GP, LLC

Its: General Partner

By:	/s/ Robert D. Ravnaas
Name:	Robert D. Ravnaas
Title:	Chief Executive Officer

Kimbell Royalty OPERATING, LLC

By:	/s/ Robert D. Ravnaas
Name:	Robert D. Ravnaas
Title:	Chief Executive Officer

[Signature Page to the Purchase and Sale Agreement]

SELLERS:

MB MINERALS, L.P.

By:	/s/ Barry Clark
Name:	Barry Clark
Title:	President

/s/ Barry K. Clark
Barry K. Clark

/s/ Michael F. Dignam, Jr.
Michael F. Dignam, Jr.

/s/ Thomas A. Medary
Thomas A. Medary

/s/ Wayne A. Psencik
Wayne A. Psencik

SELLERS’ REPRESENTATIVE:

MB MINERALS, L.P.

By:	/s/ Barry Clark
Name:	Barry Clark
Title:	President

[Signature Page to the Purchase and Sale Agreement]